As filed with the Securities and Exchange Commission on ____________, 2002 Registration No. 333-



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         Commission file number _______

                                LINGO MEDIA INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                 Ontario, Canada
                 ----------------------------------------------
                 (Jurisdiction of incorporation or organization)

                   151 Bloor Street West, Suite 890, Toronto,
                             Ontario, Canada M5S 1S4
                     ----------------------------------------
                    (Address of principal executive offices)

              Securities to be registered pursuant to Section 12(b)
                                  of the Act:
                                      None

                  Please send copies of all communications to:

                               David M. Loev, Esq.
                               Vanderkam & Sanders
                            440 Louisiana, Suite 475
                              Houston, Texas 77002
                                 (713) 547-8900

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                  -------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================== ================== ===================== ================== =======================
   Title of each Class                        Proposed Maximum    Proposed Maximum
     of Securities to     Amount to be       Offering Price per       Aggregate       Amount of Registration
      be Registered        Registered            Share (1)         Offering Price               Fee
                                                                         (1)
------------------------ ------------------ --------------------- ------------------ -----------------------

Common Stock, no par
value per share                  4,700,000         .08125            $ 381,875.00            $ 35.13
------------------------ ------------------ --------------------- ------------------ -----------------------
Shares of Common Stock           3,250,000         .08125            $  264,062.50           $ 24.29
underlying warrants
------------------------ ------------------ --------------------- ------------------ -----------------------
     Total                       7,950,000                           $  645,937.50           $ 59.42
======================== ================== ===================== ================== =======================


Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933. The Company's average of the Company's bid and ask price on the TSX Venture Exchange was US$.08125 for purposes of this section.


                                 ---------------

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF CONTENTS

                                                                           Page

Prospectus Summary........................................................   4
The Offering..............................................................   8
Summary Consolidated Financial Data.......................................   8
Risk Factors..............................................................   9
Identity of Directors, Senior Management and Advisors.....................  20
Selected Financial Data...................................................  22
Market Information........................................................  24
Description of Securities.................................................  24
Forward-Looking Statements................................................  25
Business Overview.........................................................  26
Capitalization and Indebtedness...........................................  26
Operating and Financial Review and Prospects..............................  39
Directors and Senior Management...........................................  47
Principal Shareholders....................................................  52
Related Party Transactions................................................  53
Plan of Distribution and Selling Stockholders.............................  59
Taxation..................................................................  63
Qualitative and Quanitative Disclosures and Market Risk...................  64
Memorandum and Articles of Association....................................  73
Validity of Securities....................................................  78
Experts...................................................................  78
Where You Can Find More Information.......................................  78
Financial Statements......................................................  79
Indemnification of Directors and Officers.................................  80
Recent Sales of Unregistered Securities...................................  81
Exhibits and Financial  Statement Schedules...............................  83

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this document. In addition to this summary, we urge you to read the entire document carefully, especially the discussion of the risks of investing in our ordinary shares under "Risk Factors," before deciding to buy our ordinary shares. References in this document to "Lingo Media," the "Company," "we," "our" and "us" refer to Lingo Media Inc., an Ontario company, and its subsidiaries.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Prior to this offering, there has been no public market for our ordinary shares and there can be no assurance that such a market will develop after the completion of this offering or, if developed, that such market will be sustained. Upon meeting the eligibility requirements, we intend to apply for listing of our ordinary shares on the OTC Bulletin Board.


               INVESTING IN OUR SHARES INVOLVES SUBSTANTIAL RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Subject to Completion, Dated ________, 2002 4,700,000 Shares of Common Stock and 3,250,000 Shares of Common Stock Underlying Warrants

Item 3.  Summary  Information,  Risk  Factors,  and Ratio of  Earnings  to Fixed
         Charges

The Company
Introduction

Lingo Media is a provider of language learning products for the domestic and international markets, with a particular emphasis on China and Canada. The products include traditional media, i.e. books, audiocassettes, CD-ROMs, and supplemental products. Additionally, the Company is developing an online service for English language learning.

The Company's executive office is located at:
 151 Bloor Street West, #890
 Toronto, Ontario, Canada  M5S 1S4
 Telephone: (416) 927-7000
 Facsimile: (416) 927-1222
 e-mail: iatique@lingomedia.com
 website: www.lingomedia.com

The Company's registered office is located at:
 151 Bloor Street West, Suite 890
 Toronto, Ontario, Canada  M5S 1S4
 Telephone: (416) 927-7000
 Facsimile: (416) 927-1222

The contact person is:
  Imran Atique, Secretary and Treasurer.

The Company's fiscal year ends December 31st.

The Company's common shares trade on the TSX Venture Exchange under the symbol "LMD.V".

The Company has an unlimited number of no-par common shares authorized. At December 31, 2001, the end of the Company's most recent fiscal year, there were 17,033,827 common shares issued and outstanding. At June 30, 2002, there were 20,733,827 shares issued and outstanding.

History and Development

Incorporation and Name Changes
The Company was incorporated under the name Alpha Publishing Inc. pursuant to the Business Corporations Act (Alberta) on April 22, 1996. The name was changed to Alpha Ventures Inc. on May 24, 1996. Pursuant to Articles of Continuance effective April 22, 1998, the Company was continued as an Ontario company under the provisions of the Business Corporations Act (Ontario) under the name, Alpha Communications Corp. The name was changed to Lingo Media Inc. on July 4,2000.

The Company currently has four subsidiaries: Lingo Media Ltd "LML", Lingo Media International Inc. "LMII", EnglishLingo, Inc. "ELI" and Mail Box Kids Corporation "MBK".

LML was incorporated pursuant to the Business Corporations Act (Ontario) on November 21, 1994 under the name Alpha Corporation. Alpha Corporation changed its name to Lingo Media Ltd on August 25, 2000.

LMII was incorporated pursuant to the Companies Act of Barbados on September 11, 1996 under the name International Alpha Ventures Inc. On May 13, 1997, wholly-owned subsidiary's name was changed to International Alpha Media, Inc. and then was changed to Lingo Media International Inc. on September 20, 2000.

ELI was incorporated under the laws of Delaware on April 6, 1999. On June 9, 1999, its articles were amended to increase its authorized capital and to include certain provisions with respect to the liability and indemnification of directors. On May 18, 2000 its name was changed from Yangtze OnLine, Inc. to EnglishLingo, Inc. ELI is 100% owned by the Company.

MBK was incorporated under the laws of Delaware on November 10, 1998. On December 22, 1998, the articles of the company were amended to increase the authorized capital and to include certain provisions with respect to the liability and indemnification of directors. MBK is owned 57.5% by the Company. The only asset of MBK which was a children software program was transferred to LMII and this company has been inactive for last two years.

The Company's material subsidiaries as of June 30, 2002 were as follows: Lingo Media Ltd., EnglishLingo, Inc., Lingo Media International, Inc. and Mail Box Kids Corporation.

Lingo Media's strengths and opportunities lie in its approach to the development of original language learning materials--including English as a Second/Foreign Language (ESL/EFL) and Language Arts for English speakers. By utilizing low-cost illustration, design and layout in China, combined with manufacturing capabilities in the country of sale, the Company can develop product quickly and cost-effectively in response to market opportunities. In China, the Company pre-sells its programs to educational ministries through co-publishing with local publishers, while retaining full copyright ownership and distribution rights for all other markets. In Canada, the Company has received Ontario Ministry of Education approval in September 2001 for one of its elementary school publishing programs.

Additionally, Lingo Media has embarked on a major initiative to take English language learning online. With EnglishNIHAO.com, our web undertaking, we plan to use Lingo Media's EFL experience, relationships, and content to develop a comprehensive English language online service in China.


                                  THE OFFERING

Common Stock Outstanding........................... 20,733,287 Shares


Use of Proceeds.................................... The Company will receive no proceeds from the resale of shares of common stock, but will receive proceeds from the exercise of warrants.

Limited Market..................................... Prior to this offering, there has been a limited public market for our shares of common stock on the TSX Venture Exchange under the stock symbol LMD.  We provide no assurance that
                                                    there will be a market in the United States in the future for our common stock.  In the event a market develops for our
                                                    common stock, it will likely be sporadic and volatile.


Risk Factors The securities offered hereby involve a high degree of risk. See "Risk Factors".

                       SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary financial data in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. Our financial statements are reported in Canadian dollars and presented in accordance with Canadian generally accepted accounting principles or U.S. generally accepted accounting principles, for the fiscal years ended December 31, 2000 and December 31, 2001. Information regarding financial statements for the three months ended March 31, 2002 has also been provided.

     When we refer to "Canadian dollars" and "$" in this document, we are referring to Canada dollars, the legal currency of Canada. When we refer to "U.S. dollars," and "US$" in this document, we are referring to United States dollars, the legal currency of the United States.

                                                                                                    Quarter Ended
                                     13 Months Ended Year Ended December 31,                          March 31,
                          1997          1998          1999           2000          2001               2001          2002

STATEMENT OF
OPERATIONS DATA:
Revenue                 $1,316,085    $1,926,786       $732,127      $527,051      $333,691        $64,500      $419,166
Cost of sales              751,490     1,608,956        475,957       371,668        42,138              -       285,103
Gross profit (loss)        564,595       317,830        256,170       155,383       291,553         64,500       134,063
General and                544,335       458,408        472,671       661,170       406,961        139,622       109,298
administrative
expenses
Operating income          (43,819)     (307,557)      (420,421)     (649,997)     (253,832)      (114,482)      (53,970)
(loss)
Gain on sale of                  -             -              -             -       197,719              -             -
subsidiary
Gain on issuance of              -             -        143,962             -             -              -      (67,500)
shares of subsidiary
Net income (loss)            8,090     (307,557)      (276,459)     (774,997)      (44,706)      (114,482)           396
Net income (loss)
per ordinary share:
Basic and diluted           $(.00)        $(.03)         $(.03)       $ (.05)        $(.00)         $(.01)        $(.00)
Weighted average        8,729,597    10,615,499     10,783,827    14,567,994    16,095,471     15,893,827    17,046,025
number of common
shares outstanding



                                       13 Months Ended As of December 31,                             March 31,
                            1997          1998          1999           2000          2001          2001           2002

BALANCE SHEET DATA:

Cash                       $45,610             -              -       $44,207        $7,473         $4,601      $460,398
Working capital            197,912      (401,445)      (791,646)      (78,085)      (85,471)       (39,219)       274,390
Total assets             1,325,883     1,238,140      1,182,633     1,749,181     1,883,377      1,607,659     2,415,083
Short-term                 288,200       428,884        561,302       195,700       411,096         50,700       502,925
borrowings and
current portion of
long term debt
Long term debt             198,575       143,650         92,950        47,250        54,480         29,575             -
Shareholders' equity       352,719       352,362         75,903     1,142,778     1,211,572      1,028,296     1,562,009

                                  Risk Factors


The Company is subject to a number of risks and uncertainties. If any of the following risks occur, our business, results of operations and financial condition would likely suffer. In any such events, the market price of our common stock could decline and you may lose all or part of your investment in our shares of common stock.

General Economic Conditions
From time to time, the markets in which the Company sells its products experience weak economic conditions that may negatively affect the Company's sales. Any general economic, business or industry conditions that cause customers to reduce or delay their investments in educational publications and products may have a negative effect on the Company's strength and profitability. The Company may experience some seasonal trends in the sale of its publications. For example, sales of published materials experience seasonal fluctuations with higher sales in the third calendar quarter and first calendar quarter.

Government Support of Educational Curriculum Development
The Company produces a broad range of educational publications including materials geared to young children and persons learning English as a foreign language ("EFL"). Recent funding cuts by both federal and provincial governments in Canada to all forms of educational institutions have presented a major hurdle to the Canadian publishing industry over the last several years. In an effort to meet deficit-reduction targets, both levels of government in Canada have significantly cut funding for, amongst other things, textbook purchases. Any further change in curriculum development and selection policies by governmental bodies responsible for those activities, both in Canada and in other countries, may have a negative effect on the Company's strength and profitability.

Market Risk
The specialty publishing business is a form of promotion and advertising. There can be no assurances that the Company's specialty publishing clients will continue to use their promotional and advertising expenditures on such forms of promotion and advertising or will not increase their utilization of other forms of advertising and promotion such as billboards, newspapers and radio/television commercials.

Maintenance of High Quality Editorial Content
A key component of the continued success of the traditional publishing activities of the Company will be the ability of the Company to maintain high quality editorial content. The Company must continue to develop new and innovative materials to sustain its educational publishing activities in order to ensure the continued viability of the traditional publishing aspects of its business. Although the Company continues to retain leading educators to develop content for its educational publications, there can be no assurance that the Company will be able to maintain the current high levels of editorial content for future publications.

Management of Growth
As the Company endeavors to increase its sales and develop new lines of business, it will be subject to a number of risks associated with the management of such growth. These risks include increased responsibilities for existing personnel, the need to hire additional qualified personnel and, in general, higher levels of operating expenses. In order to manage current operations and any future growth effectively, the Company will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate, manage and retain qualified employees. In particular, as the Company proceeds with anticipated development of on-line and traditional educational services for the Chinese market, it will need to ensure that adequate mechanisms are in place to address potential growth from the largely untapped Chinese marketplace and to ensure that the Company has hired, trained and retained employees that are familiar with that marketplace. There can be no assurance that the Company will be able to manage such growth effectively, that its management, personnel or systems will be adequate to support the Company's operations or that the Company will be able to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth.

History of Losses
The Company has had a history of losses and there is no assurance that it can reach profitability in the future. The Company will require significant additional funding to meet its business objectives. Capital will need to be available to help expand not only the production capacity of the corporation's vendors but also to improve market penetration and sales through an increasing distribution network.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. The auditors' report to the shareholders dated May 3, 2002, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

We May Need Additional Capital In The Future And It May Not Be Available On Acceptable Terms

As of March 31, 2002, we had revenues of CDN$419,166, cash of CDN$460,398, accounts receivable of CDN$545,671, and current liabilities of CDN$853,074. We will not receive any proceeds from the resale of the shares registered in this offering, but may receive proceeds from the exercise of warrants. We believe that our current cash on hand along with our accounts receivable and recurring sales, will satisfy our working capital requirements for at least the next twelve months. After that, we may need to raise additional funds in order to finance our operations. The Company presumes that corporate growth will be funded both out of positive cash flow and from the sale of equity and/or debt to help generate needed capital. Insuring that capital is available to increase production, sales and marketing capacity and to provide support materials and training in the market place is essential to success. We cannot assure you that financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

Growth of Multimedia Products
The traditional media platform is being increasingly challenged by the growing body of multimedia products. Multimedia products serve as ancillary tools to traditional publishing mediums such as print but can also serve as stand-alone interactive tools replacing traditional publishing mediums. Although the Company is continuing its own publishing activities using multimedia interactive mediums, the continued growth of multimedia products may detract from the viability of traditional publishing activities.

Exchange Rate Fluctuations
The Company does transact some business involving currencies other than the Canadian currency in both purchasing and selling goods and services. The Company is exposed to fluctuations in foreign currency exchange rates that may have an adverse effect on the Company's businesses.

Competition
The Canadian publishing industry is large and diverse with many competing participants. While the Company's particular area of concentration in educational books does not face the level of competition as other areas of the publishing industry, the Company does face competition within the Canadian marketplace from other competitors that have larger and substantially greater resources than the Company. In addition, other publishing companies may expand their range of activities to directly compete in these segments. Competition to provide educational print services in Canada is largely based on price, product innovation and quality, timeliness of product delivery and ability to service the specialized needs of customers. There can be no assurance that the Company will be able to compete effectively with its publishing competitors. In addition, although the Company is unaware of any specific competitor competing in on-line educational services marketplace in China, the Company faces considerable competition from traditional educational publishing companies and from educational software providers in China both of which offer the same or similar services as are available from the Company's traditional publishing operations and will be available via the Company's on-line educational services. In addition, it is anticipated that as the world's largest market becomes more open to foreign involvement, in the Chinese marketplace in general and in educational programs in particular, the level of competition will further intensify.

Technological Changes
Both the traditional publishing industry and the on-line services industry continue to experience technological change. The publishing industry continues to evolve from traditional mechanical format printing to full digital printing. The inability of the Company to keep pace with the new technologies and standards in the print industry could render its products and services non-competitive. The Company's future success will depend on its ability to address the increasingly sophisticated needs of its customers by producing and marketing enhancements to its products and services that respond to technological changes or customer requirements. The Company may be required to invest significant capital in additional technology in order to remain competitive. In addition, the provision of on-line services is characterized by continuing improvements in technology that results in the frequent introduction of new products, short product life cycles and continual improvement in product price/performance characteristics. A failure on the part of the Company to effectively manage a product transition will directly affect the demand for the Company's products and the profitability of the Company's operations.

Shareholder Control
Approximately 15% of the issued and outstanding common shares of the Company including options and warrants which are exercisable within 60 days are held by officers and directors of the Company. As a result, the shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions.

Dependence on Key Personnel
The Company's future success is dependent on the success and ability of its key management and product development teams. The Company has obtained keyman insurance on its senior executive in the amount of CDN$1,000,000. The loss of key personnel or the inability to attract and retain highly qualified personnel, consultants or advisors, particularly with respect to the Company's intended expansion into on-line educational services in China, could adversely affect the Company's business. The Company faces competition for such personnel from other companies and organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The inability of the Company to retain and attract the necessary personnel or the loss of services of any of its key personnel could have a material adverse effect on the Company.

Broker-Dealers May Be Discouraged From Effecting Transactions In the Company's Common Shares Because They Are Considered Penny Stocks And Are Subject To The Penny Stock Rules Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are quoted on the CDNX, and the price of our shares ranged from $0.04 (low) to $0.35 (high) during the period from January 1, 2001 to June 30, 2002. The closing price of our shares on June 30, 2002 was $0.13. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Company's shares, which could severely limit the market liquidity of the shares and impede the sale of the Company's shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the US Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Forward-Looking Statements In This Filing May Not Be Accurate
Included in this Form F-1 Registration Statement are various forward-looking statements that can be identified by the use of forward looking terminology such as "may", "will", "expect", "anticipate", "estimate", "continue", "believe", or other similar words. We have made forward-looking statements with respect to the following, among others:

-    the Company's goals and strategies;

-    the Company's ability to obtain licenses/permits to operate in China;

- the importance and expected growth of English as a Foreign Language in China;

-    the Company's revenues;

-    the Company's potential profitability; and

-    the Company's need for external capital.

These statements are forward-looking and reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to, changes in the economic and political environments in China, changes in technology and changes in the Internet marketplace. In light of the many risks and uncertainties surrounding China and the Internet marketplace, prospective purchasers of our shares should keep in mind that we cannot guarantee that the forward-looking statements described in this Form F-1 will transpire.

There Is Uncertainty As To the Company's Shareholders' Ability To Enforce Civil Liabilities In Canada And China The preponderance of our assets are located outside the United States and are held through companies incorporated under the laws of Canada, Barbados, and arrangements established in China. Our current operations are conducted in China. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of Canada, Barbados or China, respectively, would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada, Barbados or China, respectively, against us or such persons predicated upon the securities laws of the United States or any state thereof.

The Company's Customer Base Is Concentrated And The Loss Of One Or More Of the Customers Could Cause the Company's Business To Suffer Significantly We have derived and believe that we will continue to derive a significant portion of our revenues from a limited number of large customers, such as Loblaws, Investors Group, and Co-operators which accounted for almost all of our revenues in 1997 and 1998. In 1999, Corning, together with Cadbury, accounted for almost all of our revenues. In the future, we expect to derive an increasing portion of our revenues from Peoples Education Press; Foreign Language Teaching and Research Press, Renzhen Group, China International Publishing Group, and the provincial Ministries of Education across Canada. The loss, cancellation or deferral of any large contract by any of our large customers would have a material adverse effect on our revenues, and consequently our profits.

Risks Associated with Doing Business in China

Market Acceptance
Although the Company has secured a commitment from People Education Press in Beijing for EFL materials, there can be no assurance that the educational system in China will continue to accept the educational publications produced by the Company. In addition, although the use of the Internet in China is growing, the success of the Company's on-line educational services in that country will depend in large part on the widespread continued adoption of the Internet for general and educational use. In the event of failure to achieve or maintain such market acceptance, there could be a material adverse impact on the development of such on-line educational services on the Internet that in turn could have a negative impact on the Company.

Government Regulation
The Company's planned on-line educational services in China may be subject to various laws and regulations relating to Internet usage and access. The regulatory environment related to such usage and access may evolve to address issues such as privacy, content, copyrights, distribution and characteristics and quality of products and services. The enactment of further regulatory mechanisms laws or regulations may impede the development and implementation of such services on the Internet and, in turn, could decrease the demand for the products and services that the Company provides as well as increase the Company's costs of doing business. The extent and applicability of existing laws to the Internet in China in respect of issues such as content ownership, privacy, rights of publicity, language requirements and content restrictions are uncertain and could expose the Company to significant liabilities. In addition, the extent and application of any new laws and regulations to the Internet could have a material adverse effect on the Company.

Little or No Relevant Experience in China
The Company has limited experience in the provision of traditional educational publishing and on-line services in China. Although the Company has retained the services of Canadian and Chinese educators to assist the Company with these endeavors, there can be no assurance that the Company will be able to attract and retain qualified personnel with relevant experience for the continued management and development of this area of its business.

Integration of Business
The investment by the Company in the operations of EnglishLingo, Inc. may be accompanied by risks commonly encountered as businesses diversify into new areas of operation. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the new areas of operation, the potential disruption of the Company's ongoing business, the distraction of management from the business of the Company, the inability of management to maximize the financial and strategic position of the Company, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. The failure to successfully integrate the new business operations of the Company could have a material adverse effect on the Company's business, revenues, operating results and financial condition.

Dependence on the Web Infrastructure
The success of EnglishLingo, Inc. will depend to a significant degree upon the development and maintenance of the Web infrastructure and reliable Web access and services. The Web has experienced, and is expected to continue to experience significant growth in the numbers of users and amount of traffic. There can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that such growth will not adversely affect the performance or reliability of the Web. Furthermore, from time to time, the Web has experienced a variety of outages and other delays because of damage to portions of its infrastructures. These outages and delays could adversely affect the level of Web usage and the levels of traffic and the processing of online sales. In addition, the Web could lose its viability due to delays in the development or adoption of new standard and protocols to handle increased levels of activity. If the necessary standards, protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable marketplace, the Company's business, results of operations and financial condition may be materially and adversely affected.

Continuation Of Existing Strategic Alliances
The Company has developed strategic alliances in the form of Master Agreements to Develop, Publish, Sell Products And Product Agreements with People Education Press "PEP", Foreign Language Teaching and Research Press "FLTRP", Renzhen Group "RG" and China International Publishing Group "CIPG". The Company has also formed a marketing alliance with Clever Software Group Co., Ltd., a leading educational software company in China. The termination of these alliances may have an adverse effect on the Company's results of operation and financial conditions in the traditional educational publishing and web learning services sectors if the Company were unable to develop suitable substitute arrangements.

The Growth Of The Company's Business Is Dependent On Government Budgetary Policy, Particularly The Allocation Of Funds To Sustain The Growth Of The English Language Learning And Training Programs In China The Company's customers in China, excluding Clever Software Group Co. Ltd and Renzhen Group, are directly or indirectly owned or controlled by the state government of China. Accordingly, their business strategies, capital expenditure budgets and spending plans are largely decided in accordance with government policies, which, in turn, are determined on a centralized basis at the highest level by the State Planning Commission of the PRC. As a result, the growth of our business is heavily dependent on government policies for English language learning and training. Despite the high priority currently accorded by the government to this area, and a high level of funding allocated by the government to this sector, insufficient government allocation of funds to sustain its growth in the future could reduce the demand for our products and services and have a material adverse effect on our ability to grow our business.

Political And Economic Policies Of The Chinese Government Could Affect Our Industry In General And Our Competitive Position In Particular Since the establishment of the PRC in 1949, the Communist Party has been the governing political party in China. The highest bodies of leadership are the Politburo of the Communist Party, the Central Committee and the National People's Congress. The State Council, which is the highest institution of government administration, reports to the National People's Congress and has under its supervision various commissions, agencies and ministries, including Ministry of Foreign Trade and Economic Co-operation "MOFTEC". Since the late 1970s, the Chinese government has been reforming the Chinese economic system. Although the Company believes that economic reform and the macroeconomic measures adopted by the Chinese government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Such modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China and investment in the English language learning and training sectors in China. Such developments could reduce, perhaps significantly, the demand for our products and services. There is no guarantee that the Chinese government will not impose other economic or regulatory controls that would have a material adverse effect on our business. Furthermore, changes in political, economic and social conditions in China, adjustments in policies of the Chinese government or changes in laws and regulations could adversely affect our industry in general and our competitive position in particular.

The Markets In Which the Company Sells its Services And Products Are Highly Competitive And We May Not Be Able To Compete Effectively The educational publishing market in China is rapidly changing. Competitors to the Company's strategic co-publishing partners in the market mainly include provincial educational publishing companies such as Jiangsu Educational Press and Shanghai Press. In addition, there are many large multinational educational publishing companies with substantial, existing publishing operations in Asian markets including China that have significantly greater financial, technological, marketing and human resources. Should additional multinational educational publishing companies decide to enter the English language learning and training market in China, this could hurt the Company's future profitability and erode its market share.

Our competitors, some of whom have greater financial, technical and human resources than us, may be able to respond more quickly to new and emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of new products or services. It is possible that competition in the form of new competitors or alliances, joint ventures or consolidation among existing competitors may decrease our market share. Increased competition could result in fewer customer engagements, reduced gross margins and loss of market share, any one of which could materially and adversely affect our profits and overall financial condition.

Economic Risks Associated With Doing Business
The Chinese economy has experienced uneven growth across geographic and economic sectors and has recently been slowing. There can be no assurance that the economic slow down will not continue. The China economy is also experiencing deflation which may continue in the future. The current economic situation may adversely affect our profitability over time as expenditures for English as a Foreign Language product may decrease due to the results of slowing domestic demand and deflation. In addition, the Chinese government may implement changes in fiscal policy that could increase our costs of operating our business in China or slow demand for our products. We cannot predict what effects changes in Chinese government policies may have on our business or results of operations.

Inflation And Currency Matters
In recent years, the Chinese economy has experienced periods of rapid growth as well as relatively high rates of inflation, which in turn has resulted in the periodic adoption by the Chinese government of various corrective measures designed to regulate growth and contain inflation. Since 1993, the Chinese government has implemented an economic program designed to control inflation, which has resulted in the tightening of working capital available to Chinese business enterprises. The recent Asian financial crisis has resulted in a general reduction in domestic production and sales, and a general tightening of credit, throughout China.

Restrictions On Currency Exchange May Limit Our Ability To Distribute Profits, If Any, Or To Use Revenues From Our Chinese business Effectively, Which May Adversely Affect Our Ability To Meet Our Obligations Outside Of China Substantially all of the revenues and operating expenses of our Chinese business are denominated in Renminbi or RMB. The Renminbi is currently freely convertible under the "current account", which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account", which includes foreign direct investment.

Currently, Chinese publishing companies which are a party to co-publishing agreements with foreign publishers, such as our Master Agreements with PEP, FLTRP, RG and CIPG may purchase foreign exchange for settlement of "current account transactions", including payment of dividends, without the approval of the State Administration for Foreign Exchange. However, we cannot assure you that the relevant Chinese governmental authorities will not limit or eliminate the Company's ability or the Company's Co-Publishing partners' ability to purchase and retain foreign currencies in the future.

Since a significant amount of our future revenues will be in the form of US dollars linked to the pegged exchange rate of Renminbi, any future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China.

Foreign exchange transactions are still subject to limitations and require government approval. This could affect the ability of our existing or future Chinese partners to obtain foreign exchange. Effective December 1, 1998, all foreign exchange transactions involving the Renminbi must take place through authorized banks in China at the prevailing exchange rates quoted by the People's Bank of China.

We May Suffer Currency Exchange Losses If The Renminbi Depreciates Relative To The United States Dollar Our reporting currency is the Canadian Dollar. However, substantially all revenues from China activities are denominated in US dollars linked to the pegged exchanged rate of the Renminbi. Our assets and revenues are expressed in our Canadian Dollar. Financial statements will decline in value if the Renminbi depreciates relative to the Canadian and United States Dollar. Any such depreciation could adversely affect the market price of our common stock. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our and our Chinese partners' ability to convert Renminbi into United States Dollars.

Item 4.  Information With Respect To The Registrant And The Offering.

Identity of Directors, Senior Management and Advisors

Directors

     Table No. 1 lists as of June 30, 2002 the names of the Directors of the Company. The business address for all Directors is care-of the Company.

                                   Table No. 1
                                    Directors

=================================================================
Name                         Age     Date First Elected/Appointed
-----------------------------------------------------------------
Richard J.G. Boxer (1)(2)     53                    November 1996
Richard H. Epstein (2)        39                        July 2001
Chen Geng (2)                 32                        July 2001
Michael P. Kraft (2)          39                    November 1996
Scott Remborg (1)(2)          53                        July 2000
-----------------------------------------------------------------

(1)  Member of Audit Committee.
(2)  Resident/Citizen of Ontario, Canada.
=================================================================


Senior Management

     Table No. 2 lists, as of June 30, 2002, the names of the Senior Management of the Company. The Senior Management serves at the pleasure of the Board of Directors.

                                   Table No. 2
                                Senior Management
==========================================================================
                                                            Date of First
Name                         Position                Age    Appointment
------                      ----------              -----  ---------------
Michael P. Kraft(1)         President/CEO            39     April 1996
Imran Atique                Secretary/Treasurer      25     September 2001
Khurram R. Qureshi(2)       Chief Financial Officer  39     April 1998
--------------------------------------------------------------------------

(1) He spends 80% of his time on the affairs of the Company. Address: c/o Lingo Media Inc. 151 Bloor Street West, Toronto, Ontario, Canada M5S 1S4

(2) He spends 20% of his time on the affairs of the Company. Address: c/o Lingo Media Inc. 151 Bloor Street West, Toronto, Ontario, Canada M5S 1S4
==========================================================================

Michael P. Kraft's business functions, as President/CEO of the Company, include strategic planning, business development, product development, financing and banking, and reporting to the Board of Directors.

Imran Atique's business functions, as Secretary and Treasurer of the Company, include assisting the Chief Financial Officer and the President in all financial matters and assisting the Board of Directors in carrying out their duties.

Khurram R. Qureshi's business functions, as Chief Financial Officer of the Company, include financial administration, project management, accounting, providing support to the President/CEO in financing issues.

Advisors  No Disclosure Necessary.
--------

Auditors
The Company's auditors for its financial statements for each of the preceding three years was KPMG LLP, Chartered Accountants, 4100 Yonge Street #200, Toronto, Ontario, Canada M2P 2H3.

                             Selected Financial Data
The Company's financial statements are stated in Canadian Dollars (CDN$) and are prepared in accordance with Canadian Generally Accepted Accounting Principles
(GAAP), the application of which, in the case of the Company, conforms in all material respects for the periods presented with US GAAP, except as discussed in footnotes to the financial statements.

The selected financial data should be read in conjunction with the financial statements and other financial information included elsewhere in the Registration Statement.

The Company has not declared any dividends since incorporation and does not anticipate that it will do so in the foreseeable future. The present policy of the Company is to retain future earnings for use in its operations and the expansion of its business.

The following table is derived from the financial statements of the Company, which have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP), the application of which, in the case of the Company, conforms in all material respects for the periods presented with US GAAP, except as disclosed in footnotes to the financial statements.

                             Selected Financial Data
                                     (CDN$)

                                                                                                         Quarter Ended
                                   Thirteen Months Ended Year Ended December 31,                           March 31,
                          1997          1998          1999           2000           2001               2001          2002

STATEMENT OF
OPERATIONS DATA:
Revenue                 $1,316,085    $1,926,786       $732,127       $527,051      $333,691        $64,500      $419,166
Cost of sales              751,490     1,608,956        475,957        371,668        42,138              -       285,103
Gross profit (loss)        564,595       317,830        256,170        155,383       291,553         64,500       134,063
General and                544,335       458,408        472,671        661,170       406,961        139,622       109,298
administrative
expenses
Operating income          (43,819)     (307,557)      (420,421)      (649,997)     (253,832)      (114,482)       (53,790)
(loss)
Gain on sale of                  -             -              -              -       197,719              -             -
subsidiary
Gain on issuance of              -             -        143,962              -             -              -       (67,500)
shares of subsidiary
Net income (loss)            8,090     (307,557)      (276,459)      (774,997)      (44,706)      (114,482)           396
Net income (loss)
per ordinary share:
Basic and diluted           $(.00)        $(.03)         $(.03)        $ (.05)        $(.00)         $(.01)        $(.00)
Weighted average        8,729,597    10,615,499     10,783,827     14,567,994    16,095,471     15,893,827    17,046,025
number of common
shares outstanding
Cash                       $45,610            -              -        $44,207        $7,473         $4,601      $460,398
Working capital            197,912     (401,445)      (791,646)       (78,085)      (85,471)       (39,219)      274,390
Total assets             1,325,883    1,238,140      1,182,633      1,749,181     1,883,377      1,607,659     2,415,083
US GAAP net profit                                    (467,000)    (1,103,000)     (219,000)      (150,000)       24,000
(loss)
US GAAP basic loss                                       (0.04)         (0.08)        (0.01)         (0.01)        (0.00)
per share
US GAAP equity                                        (511,000)        228,000       123,000         77,000      453,000
US GAAP Total Assets                                   657,000         899,000       919,000        729,000    1,494,000

(1) a)Under US GAAP SFAS 123, companies are encouraged but not required to include in compensation the fair value of stock options granted to employees. On a pro-forma basis, the expensing of such "costs" would have increased reported loss by $271,881; $1,127,018 and $499,894 or Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively; the effects on pro-forma disclosure of applying SFAS 123 are not likely to be representative of the effects on pro-forma disclosures in future years. The weighted average estimated fair value at date of grant, as defined by SFAS 123, for options granted in Fiscal 2000 was $0.45 (1999 - $0.18).

     b) Under US GAAP, development costs are expensed as incurred: 2001 - $168,184; 2000 - $348,689; and 1999 - $144,874.

     c) Under US GAAP, development costs amortized under Canadian GAAP would be reversed to calculate Loss per Share: 2001 - $43,910; 2000 - $74,500; and 1999 - $82,916.

     d)   Under US GAAP,  software  development  costs are expensed as incurred:
          2001 - $ nil; 2000 - $30,957; and 1999 - $93,227.

     e) Under US GAAP, compensation expense based on the fair market value of stock options granted in exchange for services from consultants is recorded: 2001 - $59,983; 2000 - $22,500; and 1999 - $35,500.

     f) On 5/28/2001, the Company sold its investment in AlphaCom Corporation and recorded a gain on sale of discontinued operations of $197,720.
===============================================================================

                               MARKET INFORMATION

The Company's common shares began trading on the Alberta Stock Exchange in Calgary, Alberta, Canada under its former name Alpha Ventures Inc. The Alberta Stock Exchange was absorbed by the Canadian Venture Exchange, which was absorbed by the TSX Venture Exchange. The Company's listing was automatically transferred from the Alberta Stock Exchange to the TSX Venture Exchange "TSX VEN" as a Tier 2 company. The current stock symbol on the TSX VEN is "LMD".

The table below lists the volume of trading and high, low and closing sales prices on the TSX Venture Exchange (Alberta Stock Exchange) for the Company's common shares for: the last thirteen fiscal quarters; and the last five fiscal years.


                              TSX Venture Exchange
                         Common Shares Trading Activity
=============================================================================
                                   - Sales -
    Period                                       Canadian Dollars
     Ended                Volume          High      Low         Closing
Quarterly
6/30/2002                 23,500          0.13      0.10         0.13
3/31/2002                176,000          0.15      0.04         0.10
12/31/2001             1,614,236          0.12      0.04         0.12
9/30/2001                174,776          0.18      0.07         0.07
6/30/2001                206,700          0.20      0.10         0.11
3/31/2001                122,600          0.35      0.15         0.20
12/30/2000               502,950          0.50      0.18         0.40
9/30/2000                292,100          0.60      0.30         0.45
6/30/2000                590,900          1.00      0.35         0.50
3/31/2000              7,359,200          1.40      0.10         0.90
12/31/1999               249,400          0.25      0.05         0.25
9/30/1999                 40,400          0.07      0.07         0.07
6/30/1999                196,000          0.10      0.10         0.10
3/31/1999                 69,999          0.17      0.09         0.17

Yearly
12/31/2001             2,118,312          0.35      0.04         0.12
12/31/2000             8,745,150          1.40      0.10         0.40
12/31/1999               554,800          0.25      0.05         0.25
12/31/1998             1,094,300          0.45      0.10         0.19
12/31/1997             1,178,200          0.55      0.23         0.34


                            Description of Securities

Common Share Description

Registrar/Common Shares Outstanding/Shareholders
The Company's common shares are issued in registered form and the following information is taken from the records of Computershare Trust Company of Canada (located in Calgary, Alberta, Canada), the registrar and transfer agent for the common shares.

On July 15, 2002, the shareholders' list for the Company's common shares showed 25 registered shareholders and 20,733,827 shares issued and outstanding. Six of these shareholders were U.S. residents, owning 812,700 shares representing approximately four percent of the issued and outstanding common shares.

Common Share Description
All of the authorized common shares of the Company are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore.

Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to receive pro rata the assets of Company, if any, remaining after payments of all debts and liabilities. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

Provisions as to the modification, amendment or variation of such shareholder rights or provisions are contained in the Business Corporations Act (Ontario). Unless the Business Corporations Act or the Company's Articles or Memorandum otherwise provide, any action to be taken by a resolution of the members may be taken by an ordinary resolution or by a vote of a majority or more of the shares represented at the shareholders' meeting.

There are no restrictions on the repurchase or redemption of common shares of the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Preference Share Description
The Company has not issued any preference shares. The unlimited number of no-par preference shares designated in the Company's certificate of incorporation is "blank check" preference shares, which authorizes the board of directors to authorize and issue one or more series of preference shares with the designations, rights and preferences as determined, from time to time, by the board of directors. The board of directors is authorized to make such designations without shareholder approval.

Share Purchase Warrants
As of June 30, 2002, there were warrants outstanding to purchase 3,275,000 shares of our common stock.

Authorized/Issued Capital. As of June 30, 2002 and December 31, 2001, the authorized capital of the Company was an unlimited number of common shares without par value and there were 20,733,827 and 17,033,827 common shares issued and outstanding, respectively.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. These forward-looking statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. When our management makes assumptions for such forecasts, it makes them in light of the information it currently has available.


            Many of the forward-looking statements are identified by their use of terms and phrases such as "anticipate", "believe", "could", "estimate", expect", "intend", "should", "may", "plan", "potential", "predict", "project", "will" and similar terms and phrases and may include references to assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our views only as of the date of this prospectus. We undertake no obligation to update these statements or publicly to release the result of any revisions to these statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

     Such forward-looking statements in this prospectus include, among others, our current intent, belief or expectations regarding the following:

-        The Company's goals and strategies;
- The Company's ability to obtain licenses/permits to operate in China; - The importance and expected growth of English as a Foreign Language in China; - The Company's revenues; - The Company's potential profitability; and - The Company's need for external capital.

                         Capitalization and Indebtedness

The following table sets forth the capitalization and indebtedness of the Company as of March 31, 2002.

                         Capitalization and Indebtedness
                                 March 31, 2002

Long-Term Portion of Long-Term Debt                                        $0
Long-Term Loans Payable                                                    $0

Shareholders' equity:
  Common Shares, no par value;
  Unlimited Number of shares authorized,
    20,733,827 shares issued and outstanding                       $3,077,391

Deferred Stock Based Compensation                                     ($6,458)

Retained Earnings (deficit)                                       ($1,508,924)
Net Stockholders' Equity                                           $1,562,009
TOTAL CAPITALIZATION                                               $1,562,009
Stock Options Outstanding                                           2,020,000
Warrants Outstanding:                                               3,275,000

                                BUSINESS OVERVIEW

Background

Lingo Media is a provider of language learning products to domestic and international markets, with a particular emphasis on China and Canada. The products include traditional media, such as books, audio, CD-ROM, and supplemental products. Additionally, the Company is developing an online service for English language learning.

Lingo Media's strengths and opportunities lie in its approach to the development of original language learning materials-including English as a Second/Foreign Language (ESL/EFL) and Language Arts for English speakers. In China, the Company pre-sells its program to educational ministries through co-publishing with local publishers, while retaining full copyright ownership and distribution rights for all other markets. In Canada, the Company has received Ontario Ministry of Education approval for one of its elementary programs.

Additionally, Lingo Media through its subsidiary EnglishLingo, Inc. intends to launch EnglishNIHAO.com which plans include the presentation of online language exercises, quizzes, course modules and innovative contests. It is anticipated that some of the materials and services will be offered free while others will be provided on a paid subscription basis. The Company plans to leverage the valuable publishing and distribution relationships it has established in China. Consequently, Lingo Media is working with a local strategic partner, Clever Software Group Co., Ltd., and plans to launch the online service in the first quarter of 2003.

Business Focus

Publishing Activities

CHINA

Lingo Media has spent four years developing English as a Foreign Language (EFL), products, programs, and relationships in the Chinese market. Learning to communicate in English is seen as a top priority for Chinese school students and young adult learners. Along with learning how to use a PC, English skills are perceived as a key determinant of their future levels of prosperity. The Company's EFL book, audio and CD-based programs are unique in that they have a special focus on the spoken language. In addition to developing learning materials, considerable resources have been expended on the development of relationships with leading Chinese publishers, both in the education and trade sectors, as well as in extensive marketing and pre-selling of Lingo Media's programs.

The Company is capitalizing on its co-development approach in the Chinese market. Lingo Media sees its relationships with leading Chinese publishers; its Canadian and Chinese author teams; and its original custom-developed content as key factors in opening up the Chinese educational market. The Company has secured long-term publishing contracts for the Kindergarten to Grade 12 (K-12) and higher educational markets, which it anticipates will generate ongoing revenue streams from the sale of its programs.

People's Education Press "PEP":
People's Education Press, a division of China's State Ministry of Education, publishes 80% of educational materials for the K-12 market throughout China, for all subjects, including English. PEP has a readership of more than 150 million students. Lingo Media has four programs in development with PEP. Three series target the elementary market of 100 million students: PEP Primary English (for grades 3 to 6 as Chinese students must now begin learning English in Grade 3); Starting Line (Grades 1-6); and Beginning English for Young Learners (Grades 1-2). The Junior Reading Comprehension series is for junior middle school students. Initial levels of all four programs were launched in September 2001. All series include textbooks, activity books, audiocassettes, teacher resource books, and supplementary materials.

Foreign Language Teaching and Research Press "FLTRP":
In April 2000, Lingo Media secured a publishing agreement to co-develop, publish and sell Subject-Based English with FLTRP, China's leading university and reference publisher. This series is required in order to meet the education curriculum mandated by the State Ministry of Education in China that all 3rd and 4th year university students take intensive English studies specifically related to their majors. The project calls for the development of multiple volumes for each of the six subject areas on an ongoing basis through the summer of 2003, with the first levels launching in September 2002.

Guangzhou Renzhen English Production Group "Renzhen Group":
Lingo Media completed a co-publishing agreement for two language-learning programs with Renzhen Group in December 2000. Renzhen Group is one of China's leading privately owned language learning publishers of book and audiocassette packages focusing on wholesaling to bookstores and newsstands throughout China, as well as on its growing mail order business. The two programs include English In Business Communications -- a series of six self-study books and 12 audiocassettes providing specialized English training; and The Out Loud Program:
Rhymes, Rhythms and Patterns for Language Learning -- a set of student books and audiocassette packages with 3 levels. Renzhen Group will be providing its internal pre-production resources including illustration, design, and layout in China giving Lingo Media a competitive front-end cost advantage with its plans to export this program into international educational markets.

China International Publishing Group (CIPG):
Foreign Languages Press is a subsidiary of China's largest publishing group, China International Publishing Group. CIPG develops and distributes books to Chinese retail bookstores, in addition to producing selected texts and supplemental books for the educational market. Lingo Media signed a contract with CIPG in June of 1998 to co-publish an English for Special Purposes Series and has recently released the English for Hosts book and audiocassette package.

CANADA

Lingo Media adapted The Out Loud Program: Rhymes, Rhythms and Patterns for Language Learning and created a school edition in the summer of 2001 for the primary school market.

The Company has successfully entered the Ontario education market. The Ontario Ministry of Education has approved and listed The Out Loud Program: Rhymes, Rhythms and Patterns for Language Learning as part of their early reading strategy intended to enhance the reading ability of primary school children. The Out Loud Program which now includes student textbooks, teacher's source books, poster cards and audiocassettes was launched in Ontario in November 2001. Marketing began on a Canada-wide basis in January 2002 and The Out Loud Program was launched in the United States at the International Reading Association Annual Conference in April 2002 in San Francisco.

E-Learning Activities:

Lingo Media has a strategic relationship in place with one of China's leading educational software companies, Clever Software Group Co., Ltd., for the launch of an English language-learning portal. Now at 26.5 million, the number of Internet users in China is growing at a furious pace; it has doubled every 6 months over the past 2 years. This makes electronic delivery of Lingo Media's content over the web a natural extension. In Clever Software, the Company has identified a strategic partner not only for development of the online service, but also for marketing of the service. Clever will play a key role in generating traffic to the site. With 22 district sales offices, and staff of 1,200, Clever has established an enviable relationship with students and educators throughout China. Lingo Media's business model with the Clever partnership is based on a combination of subscription and e-commerce revenues.

Business Strengths

o    Management team from the West and China

EDUCATIONAL PUBLISHING
     China:

o    Existing commitments in China for:

o    Beginning English for Young Learners program for grades 1 and 2 students

o    Subject- Based English program for 3rd and 4th year university students

o English In Business Communications series for the bookstores, newsstands and mail order

o The Out Loud Program: Rhymes, Rhythms and Patterns for Language Learning for the supplemental education market through bookstores and mail order

o PEP Primary English and Starting Line programs for grade 3 to 6 and grade 1 to 6 students

o    Reading Practice series for grade 7 to 10 students

o China is the largest market in the world for English language training--in excess of 200 million learners

o Product and marketing risk are reduced as publishing agreements are in place

o    Royalty- based co-publishing revenue

o    No inventory and low overhead costs

o    Language learning content is being expanded into CD-ROM format

     Canada:

o Ontario Ministry of Education has approved and listed Levels 1 to 3 of The Out Loud Program: Rhymes, Rhythms and Patterns for Language Learning for purchase by Ontario schools

o Expansion plan in place for other provinces in Canada and for other international educational markets

E-LEARNING
China:
o  Use of Lingo Media's EFL experience, relationships and content.

o  Relationship with Clever Software Group Co., Ltd.

Business Philosophy

Lingo Media specializes in the publishing of materials for language learning.

lin'go - probably from the French Provincial for "tongue"; originally from Latin. Strange or incomprehensible language or speech: as a foreign language or the special vocabulary of a specific field of interest.

lin'go me'di.a - a company whose goal is to make the English language accessible to precisely targeted and researched markets through the development of unique books, tapes, CDs, videos, and online content. With its international partners in research, distribution and marketing and teams of writers and educators, Lingo Media is equipped to profit from the coming growth in English language learning. There are two distinct markets: English as a Second Language (ESL) is the study of English in a country where the native tongue is English, whereas English as a Foreign Language (EFL) is the study of the English language in a country where the native tongue is not English. English for Special Purposes
(ESP) is an extension of English language learning.

Over the past decade, English has become the international language; it's the lingua franca of the Internet, the international tongue for professionals ranging from banking to air transportation, and the language of technology and science. As the world shrinks, trade, commerce and communication are increasingly global. Country after country is now recognizing that the future will belong to those who are proficient in the English language. The Company is on the cusp of huge growth in English language acquisition; not by people wanting to emigrate but by people wanting the competitive advantage of English language skills in their home country.

The Lingo Media Approach

To gain maximum penetration and acceptance in a country, materials must reflect the culture of the learners. Yet, all too often, English as a Foreign Language
(EFL) materials are merely repackaged English as a Second Language (ESL) materials originally intended for an emigrant market. At Lingo Media, we team top North American writers and educators with their counterparts in our target countries and work with local publishers and educational organizations to ensure that we are creating the right kinds of materials - materials that will be the backbone of an EFL curriculum.
What makes learning English more accessible to an audience? Two simple concepts that are easy to see but challenging to implement: quality and relevance. Our core philosophy is to develop English language learning materials that are customized to the market we are trying to reach. Our approach involves:

    Researching and understanding the market
    The whole process begins with relationship building and communication. We talk with key organizations; associations and ministries in a country to better understand needs and concerns. We look for the right niche for the Company, and then seek local partners/stakeholders to develop/produce a customized program. Moreover, we search for individuals in market countries who can manage the Company's affairs. These individuals become our links to that country's community and culture.

    Creating bilateral author teams
    Once we have Lingo Media liaisons in place, we establish a team of writers from North America with writers from the target country. This team's goal is to ensure that materials serve the intended market and meet the highest educational standards.

    Developing original culturally relevant material
    We've found the multiple-perspective approach of dual-country author teams adds immensely to the quality and relevance of the programs we publish. Moreover, our people in the field within the target country are constantly measuring the development of the program; does the material serve the intended audience? Is everything on track?

    Comprehensive product development
    Because we know that a language-learning program needs to serve a number of different groups, we consider the requirements of all of the ultimate users: administrators, teachers and students. Each group will have its own perspective, which we integrate into an approach that works for all.

    Collaborative partnerships
    We know that when clients are involved with the process of developing programs, they are much more likely to be pleased with the results. In fact, because our partners are so involved with every stage of program development from content creation through distribution, we think of our clients as strategic team members.

Understanding the Market
The challenges of understanding the culture, mores, needs and infrastructure of China are more than offset by the potential to capture the largest English language learning and training market in the world.

China Statistics:
--------------------------------------------------------------
Population                            1.3 billion (4)
Internet users (2001)                 26.5 million (1)
Projected Internet users by mid 2003  33 million (Source: BDA)
P.C. users                            14 million (Company estimate)
Students in primary/secondary grades  198 million (4)
Students learning English (mandatory) 115 million (3)
Total English Learners                165 million (Company estimate)
Teachers                              11.4 million (2)
Homes with TV                         330 million (Company estimate)
Bookstores                             13,573 (4)

(1)  Source:   SemiAnnual  Survey  Report  On  Internet   Development  In  China
     (2001.7)(CNNIC")
(2)  Source: "China" New Star Publishers 1999)
(3)  Source: People's Education Press)
(4)  Source: China National Statistics Bureau)
(5)  Source: BDA
================================================================================
Historically, the importance of education has been a high priority in China, where children take care of their parents later in life, and by extension where parents do everything they can to contribute to their children's prosperity. As parents are now able to have only one child, resources are channeled even more intensively to ensure that child's success. Next to learning how to use a PC, learning how to speak English is considered critical for future prosperity. However, because it is only in recent years that English has been taught at all, enormous resources will be required to meet these educational needs. The market is vast and diverse, encompassing EFL and ESP studies for children, adolescents and adults.

China

We selected China as our first country of exploration because, with some 115 million students currently learning English in schools, it is the largest EFL market in the world. In China, Lingo Media has forged links and established partnerships with Chinese government organizations and private businesses in order to help us maximize our market penetration.

Bilateral Authoring Teams
September 2000 marked the launch of the Company's first pilot program in China:
Let's Learn English! Beginning English for Young Learners. The program was developed by an international team of educational writers: Jack Booth, David Booth, Linda Booth and Larry Swartz (the award winning Canadian authors of the elementary language arts text Impressions), together with Meng Yanjun, Zhang Lingdi, and Lin Li from the Beijing Educational Commission.

Relevant Material
Our teams ensure that program material is relevant and culturally appropriate, as well as educationally sound. Beginning English for Young Learners for example, was specifically created for China, and addresses the need to focus on spoken English.

Collaborative Partnerships
Throughout the preparation and production of Beginning English for Young Learners, we benefited from a close practical relationship with our local partner. The Beijing Educational Commission assembled a Chinese author team to work with the Canadian authors. Such a relationship enhanced the quality of the materials produced, and ensured the success of the program.

Comprehensive Product Development
Before we even started developing a program such as Beginning English for Young Learners, we spent time forging relationships with select government authorities and educational publishing experts. We needed to understand their perspective on English language learning and their criteria when developing a curriculum. By asking the right questions, and listening to the answers, we were ready by July 1999 to begin delivering a solution. Now that the pilot program has launched in Beijing, we're listening again. Our plan is for this program to be implemented nationally. That means our relationship will continue with Beijing Educational Commission and the Company's distribution partner, Peoples Education Press as we collect and assess relevant feedback.

Products

Programs for Children:


Series:                           Beginning English For Young Learners
Type of Program:                  English as a Foreign Language (EFL)
                                  English as a Second Language (ESL)
Description:                      A series of student books, audiocassettes,
                                  teacher resource books and ancillary
                                  materials. The program promotes oral language
                                  use through partner-based activities suited
                                  for both large and small groups. It enhances
                                  listening, speaking and emerging literacy
                                  skills, using an activity-based approach.
Components:                       Student Books:  4
                                  Audiocassettes:  8
                                  Teacher Resource Books:  2

Target Audience:                  Elementary Schools: Grade 1 and 2
Author Teams:                     Canada:
                                  David Booth, Jack Booth,
                                  Linda Booth, Larry Swartz

                                  China: Meng Yanjun, Zhang Lingdi, Lin Li

Publisher:                        Lingo Media
                                  China School Edition: Co-Publisher:
                                  People's Education Press


Series:                           PEP Primary English
Type of Program:                  English as a Foreign Language (EFL)
                                  English as a Second Language (ESL)
Description:                      A series of student books, audiocassettes,
                                  teacher resource books and ancillary
                                  materials. The program employs a variety of
                                  learning strategies to promote interactive,
                                  two-way communication as students explore the
                                  content through task-based activities.
Components:                       Student Books:  8
                                  Audiocassettes:  8
                                  Teacher Resource Books:  8
                                  Ancillary Materials:  in development
Target Audience:                  Elementary Schools: Grade 3-6
Author Teams:                     Canada:
                                  David Booth, Jack Booth,
                                  Linda Booth, Larry Swartz

                                  China: Gong Yafu, Wu Yuexin

Publisher:                        Lingo Media

                                  China School Edition:
                                  People's - Education Press

Series:                           Starting Line
Type of Program:                  English as a Foreign Language (EFL)
                                  English as a Second Language (ESL)
Description:                      A series of student books, audiocassettes,
                                  teacher resource books and ancillary
                                  materials. The program employs interactive,
                                  two-way communication to help and encourage
                                  students to build word power in listening,
                                  speaking, reading, and writing as they
                                  participate in task-based activities designed
                                  for use in multi-level classrooms.
Components:                       Student Books:  12
                                  Audiocassettes:  12
                                  Teacher Resource Books:  12
                                  Ancillary Materials:  in development
Target Audience:                  Elementary Schools: Grade 1-6
Author Teams:                     Canada:
                                  David Booth, Jack Booth,
                                  Linda Booth, Larry Swartz

                                  China: Gong Yafu, Li Jinchun
Publisher:                        Lingo Media
                                  China School Edition:
                                  People's Education Press


Series:                           The Out Loud Program: Rhymes, Rhythms and
                                  Patterns for Language Learning
Type of Program:                  Language Arts
                                  English as a Second Language (ESL)
                                  English as a Foreign Language (EFL)
Description:                      A series of student books, audiocassettes,
                                  teacher resource books and ancillary
                                  materials. The program is based on the
                                  principle that becoming fluent in a language
                                  depends largely on the participants being
                                  involved in authentic, interactive discourse
                                  using the language. As young learners
                                  experience the sounds of the English language
                                  found in these fascinating and inviting
                                  materials, they are immediately working with
                                  the language, participating in its structures
                                  and vocabulary from the inside out. This
                                  program presents teachers with hundreds of
                                  helpful models of the English language to
                                  explore with students.
Components:                       School Edition
                                  Student Books: 6
                                  Audiocassettes: 6
                                  Teacher Resource Books: 6
                                  Poster Sets(20): 6

                                  Trade Edition
                                  Student Books: 3
                                  Audiocassettes: 3
Target Audience:                  Elementary 3/: Grades K-2
Author Team:                      Canada:
                                  Larry Swartz, David Booth,
                                  Jack Booth, Linda Booth


Publisher:                        Lingo Media


                                  Canada School Edition:
                                  Publisher -
                                  Lingo Media

                                  China Trade Edition:
                                  Co-Publisher -
                                  Renzhen Group


Program for Juveniles

Series:                           Junior Reading Comprehension
Type of Program:                  English as a Foreign Language (ESP)
                                  English as a Second Language (EFL)
Description:                      A series of student books to supplement the
                                  widely used PEP textbooks for grades 7-9.
                                  These supplemental books provide a wide range
                                  of reading selections and follow-up
                                  activities, language games, puzzles, and other
                                  sources for developing comprehension.
Components:                       Student Books: 6

Target Audience:                  Junior Middle Schools: Grades 7-9
Author Team:                      Canada:
                                  David Booth, Jack Booth,
                                  Linda Booth, Larry Swartz


Publisher:                        Lingo Media

                                  China School Edition:
                                  Co-Publisher -
                                  People's Education Press


Programs for Higher Education

Series:                           Subject-Based English
Type of Program:                  English for Special Purposes (ESP)
Description:                      A series of student text books,
                                  audiocassettes, and teacher resource books.
                                  The first set of six subjects includes Law, Mathematics, Physics, Geological Prospecting and Mining, Biology, and Transportation. This program is required in order to meet the curriculum mandated by the Chinese State
                                  Ministry of Education stating that all third and fourth year students not majoring in English must take English courses related to their subject area.

Components:                       Student textbooks:  6
                                  Audiocassettes:  12
                                  Teacher Resource Books:  6
Target Audience:                  Third and fourth year university students
                                  majoring in subjects other than English
Author Teams:                     Canada:
                                  William Marshall, Brigid Fitzgerald

 China:
 Bu Yukun


Publisher:                        Lingo Media

                                  China School Edition:
                                  Co-Publisher -
                                  Foreign Languages Teaching and Research Press

Programs for Professionals

Series:                           English in Business Communications
Type of Program:                  English for Special Purposes (ESP)
Description:                      A series of self-study books and
                                  audiocassettes for adult English learners
                                  focused on specific English language needs for
                                  a variety of professions and occupations. The
                                  series is designed to develop and enhance
                                  listening comprehension, vocabulary
                                  development and pronunciation. Subject areas
                                  include Insurance, Marketing, Meetings,
                                  Negotiations, Banking, Presentations and
                                  English for Hosts.
Components:                       Self-Study Books:  6
                                  Audiocassettes: 12
Target Audience:                  Self-Study Adult Market
Author Team:                      William Marshall, Bridgid Fitzgerald
Publisher:                        Lingo Media
                                  China Trade Editions:
                                  Co-Publishers:

                                  English for Hosts
                                  - Foreign Languages
                                    Press

                                  English in Insurance
                                  - Renzhen Group

                                  English in Marketing
                                  - Renzhen Group

                                  English in Meetings
                                  - Renzhen Group

                                  English in Negotiations
                                  - Renzhen Group

                                  English in Banking
                                  - Renzhen Group

                                  English in Presentations
                                  - Renzhen Group

United States vs. Foreign Sales/Assets
During the fiscal years ended December 31, 2001, 2000 and 1999, respectively, $21,068, $482,991 and $649,067 of sales revenue were generated in Canada.

During the fiscal years ended December 31, 2001, 2000 and 1999, respectively, $nil, $nil and $nil of sales revenue were generated in the United States.

During the fiscal years ended December 31, 2001, 2000 and 1999, respectively, $nil, $nil and $83,060 of sales revenue were generated in the United Kingdom and Australia/New Zealand.

At December 31, 2001, December 31, 2000 and December 31, 1999, substantially all of the Company's assets were located in Canada.

Dependency upon Patents/Licenses/Contracts/Processes
The Company has no dependency on Patents and Licenses but the Company is dependent on the contracts in China with various Chinese Publishers.

Seasonality
The Company may experience some seasonal trends in the sale of its publications. For example, sales of educational published materials experience seasonal fluctuations with higher sales in the Spring (second calendar quarter) and Fall (fourth calendar quarter).

Research and Development, Trademarks, Licenses, and Etc.

Research and Development
During the years ended December 31, 2001, 2000 and 1999, respectively, the Company expended $168,184, $379,646 and $238,101 on research and development, under the categories of "development costs" and "software development costs". These expenditures were primarily directed at developing products for the China market.

Trademarks
The Company owns the trademarks: Lingo Media, EnglishLingo and EnglishNihao.

Property, Plant and Equipment

The Company's executive offices are located in rented premises of approximately 1,674 sq. ft. at 151 Bloor Street West, #890, Toronto, Ontario, Canada M5S 1S4. The Company began occupying these facilities, through its subsidiary Lingo Media Ltd. in November 1994.

The Company is outsourcing its manufacturing, warehousing and distribution services.

Employees
As of June 30, 2002, the Company had five active employees, including the executives. As of December 31, 2001, December 31, 2000 and December 31, 1999, there were four, six, and four employees (including the executives), respectively. None of the Company's employees are covered by collective bargaining agreements.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion for the fiscal years ended December 31, 2001, December 31, 2000, and December 31, 1999, and for the Three Months Ended March 31, 2002 and March 31, 2001 should be read in conjunction with the consolidated financial statements of the Company and the notes thereto.

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties. Readers should carefully review the risk factors described herein and in other documents the Company files from time to time with the SEC.

Overview
The Company is a provider of language learning products to international markets, with a particular emphasis on China and more recently in Canada. The products include traditional media, such as books, audio, and CD-ROM, with the recent addition of the Internet as a medium for accessing its products and services.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

For discussion of critical accounting policies please refer to our financial statements which are attached as an exhibit to this registration statement.

Results of Operations

Quarter Ended March 31, 2002 vs. Quarter Ended March 31,2001
------------------------------------------------------------

Revenues for the three months ending March 31, 2002 were $419,166 compared to $64,500 in the same period last year, a 549% increase. The increase in revenues is principally due to the launch of three of the company publishing programs in China and the launch of an elementary school publishing program in Canada.

Cost of sales for the three months ended March 31, 2002 were $285,103 as compared to nil during the same period ended March 31, 2001. This difference in cost of sales was due to the difference in the nature of revenue in the respective periods. Revenue for the three months ended March 31, 2001 was from royalty income as opposed to revenue for the three months ended March 31, 2002 which was from direct publishing and co-publishing. There were no direct costs attributable to the royalty income earned in the first three months of 2001.

Selling, general and administrative costs consist of costs incurred at the corporate level including executive compensation, consulting fees, administration, and travel and business development. Such expenses were $109,298 for the three months ended March 31, 2002 as compared to $139,622 for the three months ended March 31, 2001, a decrease of 22%. This decrease was due to management's efforts to decrease costs.

Amortization of capital assets and deferred assets increased by 177% from $23,032 for the three months ended March 31, 2001 to $63,904 for the three months ended March 31, 2002. The increase was due to increased amortization of deferred costs.

The Company reported a net loss from continuing operations of $53,970, ($0.00) per share for the three months ended March 31, 2002 compared to a loss of $114,482 ($0.01) per share for the three months ended March 31, 2001. Net profit after the $67,500 gain on issuance of shares of subsidiary was $13,530 or ($0.00) per share, compared to net loss of $114,482 or ($0.01) reported in the same period last year.

Fiscal Year Ended December 31, 2001 vs. Fiscal Year Ended December 31, 2000 and Fiscal Year Ended December 31, 1999 The Company was a specialty publisher and distributor of books, audios, CDs and other complementary multimedia products. The Company's efforts were focused in two main areas: custom trade publishing, through both the development of proprietary content to produce original branded books and the re-purposing of existing books for promotional purposes; and original educational publishing through the development of products and programs in the educational publishing market in China and Canada. Currently, the Company is only focusing its efforts on educational publishing both in China and Canada.

Revenues
The Company generated revenue from developing proprietary content and customizing it for sale through specific distribution channels. Canadian revenue has declined from $732,127 in 1999 to $527,051 for the year ended December 31, 2000 to $333,691 for the year ended December 31, 2001, as the Company was reluctant to pursue any sales that would not generate sufficient gross margins. The Canadian marketplace for specialty book publishing became more competitive and the Company faced increasing pressure on its margins. Nevertheless, the Company was successful in selling custom branded books and existing promotional books to such notable companies as Cadbury, Loblaws, Sony and Co-Operators Insurance.

Cost of Sales
The Company's cost of sales consists of those of costs incurred during pre-production, manuscript development and printing. These costs were reduced from $475,957 in 1999 to $371,688 in 2000 and to $42,138 for the year ended
December 31, 2001, reflecting the Company's strategy of focusing on business that was more profitable, which corresponded with the decrease in revenues for custom publishing. The increase in gross margin in 2001 to 87% from 29% in 2000 reflected the Company's strategy of focusing on business that was more profitable compared to the margin earned from one sale, Sears during the year ended December 31, 2000. Gross margin in 1999 was 35% which also reflected the Company's strategy of focusing on business that was more profitable. Until December 31, 2000, the Company's revenues were derived from trade publishing projects. Each project had its own gross margin which was different from the other projects, therefore there is fluctuation in the total gross margin during the years ended December 31, 1999, 2000, and 2001.

Expenses

General and Administrative Expenses. General and administrative costs consist of those costs incurred at the corporate level including executive compensation, consulting fees, administration, travel, and business development. The expenses increased from $505,313 in 1999 to $661,770 in 2000 and then decreased to $406,961 in 2001. The decrease in general and administrative costs was due to management's efforts to decrease costs. The Company took a number of steps to reduce its administrative expenses; but, incurred professional fees in creating legal agreements with the Chinese Publishers, the public distribution of shares in the Company's US subsidiary AlphaCom Corporation in April 1999, and completion of various China co-publishing agreements during the year 2000.

Amortization and Depreciation. The Company amortizes the pre-operating development/software-development costs over a five -year period. Total amortization/depreciation expenses, including such pre-operating cost amortization, were $84,774 in 2001, $87,112 in 2000 and $89,785 in 1999.

Interest on Long-Term Debt and Other Interest/Bank Charges. Interest on long-term debt decreased from $44,688 in 1999 to $12,509 in 2000 and increased to $48,952 in 2001. The increase in 1999 reflected a greater level of borrowing; the decrease in 2000 reflected the retirement of the "shareholder loan" in 2000 and the reduction in bank indebtedness in 2000; and the increase in 2001 was due to project financing secured in August 2001.

Other Interest/Bank Charges rose from $36,805 in 1999 to $44,589 in 2000 and then declined to $4,698 in 2001. The increase related to costs of borrowing more funds and lending fees paid for project financing and the decrease resulted from the decrease in borrowed funds.

Gain on Sale of Subsidiary and Gain on Sale of Shares.
-----------------------------------------------------

The Company recorded a gain on the sale of a subsidiary of $197,719 for the year ended December 31, 2001 resulting from the sale of its majority-owned subsidiary, AlphaCom Corporation. There were no similar transactions during fiscal 2000 or fiscal 1999.

The Company had a gain in April 1999 of $143,962 when it sold 1% of the outstanding shares of AlphaCom Corporation to the public. The Company recorded a gain of $48,750 on the issuance of shares by English Lingo, Inc. a subsidiary of the Company, during fiscal 2001. AlphaCom Corporation was a marketing and distribution company

Income Taxes. The Company follows the Canadian Institute of Chartered Accountants recommendations on accounting for income taxes using the assets and liabilities method. Future income taxes (previously referred to as deferred taxes) are measured using income tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effects of changes in the tax rates are recognized in the income in the period they are enacted. These tax benefits are $125,000 at the end of 1999. The income tax asset was expensed in Fiscal 2000 as the Company did not anticipate that it would generate profit levels that exceeded the tax losses. The Company recognized a tax expense of $37,343 during the year ended December 31, 2001.

Loss for the Year
The Company reported a consolidated net loss of ($44,706) or ($0.00) for the year ended December 31, 2001 compared to a net loss of ($774,997) or ($0.05) per share for Fiscal 2000 compared to a loss of ($276,459) or ($0.03) per share for Fiscal 1999.

The weighted average number of shares increased to 16,095,471 in 2001 from 14,567,994 in 2000, from 10,783,827 in 1999. The increase in 2000 was the result of the March/April 2000 private placement of 5,000,000 units and the result in 2001 was due to a private placement of 1,000,000 units in November 2001.

Liquidity and Capital Resources

         As of March 31, 2002, we had revenues of CDN$419,166, cash of CDN$460,398, accounts receivable of CDN$545,671, and current liabilities of CDN$853,074. We will not receive any proceeds from the resale of the shares registered in this offering, but may receive proceeds from the exercise of warrants. We believe that our current cash on hand along with our accounts receivable and recurring sales, will satisfy our working capital requirements for at least the next twelve months. After that, we may need to raise additional funds in order to finance our operations.

         As of June 30, 2002 we did not have any principal commitments to raise capital for the Company. Although we have no material commitments for capital expenditures, we expect our capital requirements to increase significantly over the next several years as we increase sales and administration infrastructure. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and timing of the expansion of our sales and marketing efforts.

         We currently do not maintain any lines of credit nor do we have any agreements for additional sources of financing.

         In the future, we may be required to seek additional capital by selling debt or equity securities, curtailing operations, selling assets, or otherwise be required to bring cash flows in balance when it approaches a condition of cash insufficiency. The sale of additional equity securities, if accomplished, may result in dilution to our shareholders. We cannot assure you, however, that financing will be available in amounts or on terms acceptable to us, or at all.

Development Costs
Development costs associated with pre-operating expenses of Alpha Media(TM), Alpha Publishing(TM) and Alpha Brand Name Books(TM) have been capitalized. In addition, the Company has capitalized pre-operating costs relating to establishing a business base in the United States and the development of business in China. Under Canadian GAAP, pre-operating costs are capitalized until the commencement of commercial operations and then amortized on a straight-line basis, over five years. The recoverability of any unamortized development costs is reviewed on an ongoing basis. Under United States GAAP, these costs are expensed as incurred.

Software Development Costs
Under Canadian GAAP, the Company has deferred software development costs incurred in connection with a computer software program to be used by children in educational writing and literacy. Software development costs are deferred once technological feasibility for a product is established. The deferred software development costs are being amortized over a maximum of three years, beginning in 2001. The carrying value is assessed on a periodic basis to determine if a write-down is required. Under United States GAAP, the software development costs would be expensed as incurred.

Bank Indebtedness
The Company had available a line of credit of up to $250,000, bearing interest at Canadian prime rate plus 1% annually. The line of credit was secured by a general security agreement; until June 2000, the line of credit was also secured by a personal guarantee by a relative of a director, the father of Michael Kraft. The $145,000 outstanding at December 31, 2000 was repaid in full in March 2001.

Quarter Ended March 31, 2002
The Company had working capital of $274,390 as of March 31, 2002. The Company had cash of $460,398 and accounts receivable of $545,671 as of March 31, 2002.

Cash Provided By Operating Activities for the three months Ended March 31, 2002 totaled $66,576 largely attributable to changes in accounts payable of $143,920; work in process of $100,380 and accounts receivable of $(208,831).

Cash Provided by Investing Activities for the three months ended March 31, 2002 was $0.

Cash Provided by Financing Activities for the three months ended March 31, 2002 was $386,349, including the issuance of capital stock of $349,000 and an increase in long-term debt of $37,349.

Fiscal Year Ended December 31, 2001

The Company had a working capital deficit of $85,471 at December 31, 2001 along with cash of $7,473 and accounts receivable of $336,840.

Cash Used in Operating Activities for the Fiscal Year Ended December 31, 2001 totaled ($354,676), including the ($44,706) Net Loss. Significant adjustments included: ($197,719) from gain on sale of subsidiary; $43,910 amortization of "development costs", $67,099 in short-term investments; ($193,173) in accounts receivable; ($50,329) work in progress; ($33,087) accounts payable and accrued liabilities; and ($50,250) in customer deposits.

Cash Used in Investing Activities for the Fiscal Year ended December 31, 2001 was ($18,184), representing: ($168,184) in development costs and $150,000 from the proceeds on sale of subsidiary.

Cash Provided by Financing Activities for the Fiscal Year Ended December 31, 2001 was $336,126 including ($145,000) for repayment of bank indebtedness; $566,713 increase in long-term debt; ($199,087) repayment of long-term debt; and $113,500 from the issuance of capital stock.

Fiscal Year Ended December 31, 2000 A private placement of 5,000,000 units was completed in March/April 2000, raising net proceeds of $1.8 million. Each unit consisted of a common share, one-half of an "A warrant" entitling the holder to purchase an additional common share at $0.50 until September 30, 2000 extended to December 15, 2000, and one-half of an "B warrant" entitling the holder to purchase an additional common share at $1.00 until September 30, 2001. The "A Warrants" and "B Warrants" expired unexercised.

These funds were used to help pay for increased "development costs", "software development costs", the repayment of debt, and increased
"selling/general/administrative costs". These costs rose during 2000 because of increased activity related to developing and preparing to market new products in China.

Cash Used in Operating Activities for the Fiscal Year Ended December 31, 2000 totaled ($866,637), including the ($774,997) Net Loss. Significant adjustments included: $12,612 amortization of capital assets; $74,500 amortization of "development costs", $125,000 in future income taxes, and ($303,752) in net changes in non-cash working capital items, including a ($110,396) increase in accounts receivable related to Sears Custom Publishing project.

Cash Used in Investing Activities for the Fiscal Year ended December 31, 2000 was ($425,951), representing: ($30,957) in software development costs; ($46,305) purchase of capital assets; and ($348,689) in development costs.

Cash Provided by Financing Activities for the Fiscal Year Ended December 31, 2000 was $1,316,510 including: the aforementioned $1.8 million private placement; ($420,362) repayment of long-term debt; and ($105,000) repayment of bank indebtedness.

Fiscal Year Ended December 31, 1999
During Fiscal 1999 and at December 31, 1999, the Company raised $175,493 (net) from a series of borrowings: the Company increased its credit line bank indebtedness by $75,000 to $250,000; and the Company initiated a shareholder loan, of $93,775 with Michael P. Kraft & Associates Inc., a company owned by Michael P. Kraft, President/CEO/Director of the Company.

These funds were used to help pay for increased "development costs", "software development costs", and increased "selling/ general/administrative costs". These costs rose during 1999 because of increased activity related to developing and preparing to market new products in China.

Cash Provided by Operating Activities for the Fiscal Year Ended December 31, 1999 totaled $71,109, including the ($276,459) Net Loss. Significant adjustments included: $82,916 amortization of pre-operating costs; $6,869 amortization of capital assets; and $257,783 in net changes in non-cash working capital items, including a $142,375 increase in accounts payable/accrued liabilities, a $110,296 reduction in accounts receivable, and ($96,916) customer deposit related to IMG and Loblaws projects.

Cash Used in Investing Activities for the Fiscal Year ended December 31, 1999 was ($246,602), representing: ($144,874) of deferred development costs; ($93,227) of deferred software development costs; and ($8,501) purchase of capital assets.

Cash Provided by Financing Activities for the Fiscal Year Ended December 31, 1999 was $195,778, including bank indebtedness of $108,716, increase in long-term debt of $137,762 and repayment of long-term debt of $(50,700).

Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

Development Costs/Software-Development Costs/Options to Consultants
Under US GAAP, development costs and software development costs are expensed as incurred.

Prior to January 1, 2002, the Company did not recognize compensation expense under Canadian GAAP when stock or stock options were issued to consultants. Under United States GAAP, the Company has always recorded compensation expense based on the fair value of stock or stock options granted in exchange for services from consultants.

Stock-based compensation disclosure
The Company measures compensation expense relating to employee stock option plans for United States GAAP purposes using the intrinsic value method specified by APB Opinion No. 25, which in the Company's circumstances would not be materially different from compensation expense as determined under Canadian GAAP.

Statement of comprehensive income
In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and disclosure of comprehensive income and its components in financial statements. Components of comprehensive income or loss include net income or loss and all other changes in other non-owner changes in equity, such as the change in the cumulative translation adjustment and the unrealized gain or loss for the year on "available-for-sale" securities. For all periods presented, comprehensive income is the same as net income.

Calculation of Loss For the Year
The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada.

If United States GAAP were employed, the loss in each year would be adjusted as follows:
================================================================================
                                                 2001        2000         1999
                                                ------      ------       ------
Loss for the year, Canadian GAAP              ($44,706)   ($774,997)  ($276,459)
Impact of US GAAP and adjustments:
Development costs
                                              (168,184)    (348,689)   (144,874)
Amortization of development costs               43,910       74,500      82,916
Software development costs
                                                     -      (30,957)    (93,227)
Amortization of Software Development Costs      10,349            -           -
Compensation expense                          ($59,983)    ($22,500)   ($35,500)
Loss for the year, US GAAP                   ($218,614) ($1,102,643)  ($467,144)

Calculation of earnings per share:
Under both US and Canadian GAAP, basic earnings per share are computed by dividing the net income for the year available to common shareholders, as measured by the respective accounting principles (numerator), by the weighted average number of common shares outstanding during that year (denominator). Basic earnings per share exclude the dilutive effect of potential common shares.

Diluted earnings per share under Canadian GAAP and US GAAP give effect to all potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

The following table reconciles the numerators and denominators of the basic and diluted earnings per share under U.S. GAAP as required by SFAS 128:
================================================================================

                                                           2001        2000           1999
                                                           ====        ====           ====

numerator for basic and diluted loss per share
Loss - US GAAP                                        $(218,614)  ($1,102,643)    ($467,144)
==============                                        ==========  ============    ==========
Denominator for basic and diluted loss per share:
Weighted average common shares                        16,095,471    14,567,994    10,783,827
==============================                        ==========    ==========    ==========
Basic and diluted loss per share - US GAAP                ($0.01)       ($0.08)       ($0.04)
==========================================            ==========       =======       =======


                         Directors and Senior Management
================================================================================
                                                          Date of
                                                            First
                                   Election or
Name                 Position                Age      Appointment
-----------------------------------------------------------------
Michael P. Kraft     President/CEO/Director   39    November 1996
Khurram R. Qureshi   Chief Financial Officer  38       April 1997
Richard J.G. Boxer   Director                 53    November 1996
Richard H. Epstein   Director                 38        July 2001
Chen Geng            Director                 31        July 2001
Scott Remborg        Director                 52        July 2000
Imran Atique         Secretary/Treasurer      25   September 2001

Michael P. Kraft has served as President, Chief Executive Officer and Director of the Company since its inception in April 1996. Since June 1999, Mr. Kraft has served as Chief Executive Officer, Secretary and Director of EnglishLingo, Inc., a subsidiary of the Company. Since December 2000, Mr. Kraft has also served as the President of EnglishLingo, Inc. Since 1994, Mr. Kraft has served as President, Chief Executive Officer, Director and co-founder of Lingo Media Ltd. (formerly Alpha Corporation), a subsidiary of the Company that pre-sells or licenses book, audio and other complementary multi-media products through traditional and alternative distribution channels in Canada and international markets. From 1990 to early 1993, Mr. Kraft was Vice-President of Madison Marketing Limited, a specialty book publisher. He received a Bachelor of Arts in Economics from York University in Toronto in 1985. Also, he has been a Director of Canadian Shield Resources Inc. since 1996. Also, he had been President, CEO and Secretary of AlphaCom Corporation, a subsidiary of the Company that was sold in May 2001.

Khurram R. Qureshi, Chief Financial Officer of the Company since June 1997, and brings to Lingo Media Inc. over thirteen years of experience in the field of finance and accounting, including experience working for several public companies. Mr. Qureshi graduated from York University (Toronto), with a Bachelors Degree in Administrative Studies and qualified as a Chartered Accountant in 1990. From 1987 to 1996, he gained valuable experience while working with Kraft, Berger, Grill, Schwartz, Cohen & March LLP. Mr. Qureshi also has served as Chief Financial Officer of other private and public companies. In addition, Mr. Qureshi served as Chief Financial Officer of AlphaCom Corporation, a subsidiary of the Company that was sold in May 2001.

Richard J.G. Boxer has served as Director of the Company since April 1996. Mr. Boxer serves as the President of Buckingham Capital Corporation, a private merchant banking company, which provides capital and financial advice to both private and public corporations. He is on the board of a number of private companies. Mr. Boxer received an M.B.A. from York University in 1976 and received his Chartered Accountant designation in 1973.

Richard H. Epstein has served as a Director of the Company since July 2001. Mr. Epstein is a partner in Gowling Lafleur Henderson LLP. Called to the Bar in 1992, his practice includes restructuring, corporate finance, and mergers and acquisitions. Since 1999, Mr. Epstein has been providing advice to the Company on various matters. He received his BSc from McGill University in 1986 and his LLB from Osgoode Hall Law School in 1990.

Chen Geng has served as a Director of the Company since July 2001. Since June 1999, Mr. Geng has served as a Director of EnglishLingo, Inc., a subsidiary of the Company. From June 1999 through March 2001, Mr. Geng served as Vice President for EnglishLingo, Inc. Mr. Geng was Managing Director - Greater China Region of Lingo Media from June 1999 to June 2001. Prior to joining Lingo Media, he was a Chinese Trade Commissioner promoting bilateral trade and investment between China and Canada. From 1996 to 1999, Mr. Chen was the Consul for Economic and Commercial Development at the Chinese Consulate in Toronto, and held a senior post at the Canada Desk in the Chinese Ministry of Foreign Trade and Economic Cooperation (MOFTEC) from 1992 to 1996. Mr. Chen received his BA from Beijing Foreign Studies University in 1992.

Scott Remborg has served as a Director of the Company since July 2001. Mr. Remborg has served as Chairman of the Board of EnglishLingo, Inc., a subsidiary of the Company since June 1999. Mr. Remborg served as the President of EnglishLingo, Inc. from June 1999 through December 2000. Mr. Remborg served as a Consultant to EnglishLingo, Inc. from July 1999 to December 2000. He is the General Manager, E-business at Air Canada since mid-January 2001. From 1994 to 1998, Mr. Remborg was senior Vice-President, Internet of MediaLinx Interactive, Inc. of Toronto a new media company that developed and implemented the Sympatico Internet portal on behalf of Bell Canada and Stetnor Alliance. Prior to that, he was Vice-President, Business Development for Ivation Datasystems Inc. of Toronto, a software and consulting company developing software solutions for the government markets.

Imran Atique has served as Secretary and Treasurer of the Company since September 2001 and began as a consultant in August 2000. He brings six years accounting experience to Lingo Media. Mr. Atique received his Bachelor's of Commerce (Honours) from St. Mary's University (Halifax) in 1999 and is currently enrolled in the MBA program at York University (Toronto) and the Certified Management Accountants (CMA) program with the Society of Management Accounts of Ontario

The Directors have served in their respective capacities since their election and/or appointment and will serve until the next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with the Articles/By-Laws of the Company.

The Senior Management serves at the pleasure of the Board of Directors with management service contracts but without term of office, except as disclosed herein.

Despite the Company's Executive Officers spending material portions of their time on businesses other than the Company, the Company believes that they devote sufficient time to the Company to properly carry out their duties.

No Director and/or Executive Officer has been the subject of any order, judgment, or decree of any governmental agency or administrator or of any court or competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he is a Director and/or Executive Officer, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he is an officer or director from engaging in or continuing any conduct, practice, or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

There are no arrangements or understandings between any two or more Directors or Executive Officers, pursuant to which he was selected as a Director or Executive Officer. There are no family relationships between any two or more Directors or Executive Officers.

Compensation Summary

The table below sets forth information concerning the compensation paid, during each of the last three fiscal years (as applicable), to the Company's chief executive officer and other executive officers of the Company and its subsidiaries who received total remuneration, determined on the basis of base salary and bonuses in excess of $100,000 during the last three fiscal years ended December 31 (the "Named Executive Officers").

Summary Compensation Table

                                 Annual Compensation                            Long Term Compensation
    Name and                                        Other Annual
    Principal                                       Compensation
    position        Year    Salary (1)   Bonus         (1)(2)                    Awards                  Payouts
                                                                                          Restricted
                                                                     Securities Under     Shares or
                                                                      Options/SARS        Restricted      LTIP(4)        All Other
                                                                      (3)Granted          Share Units    Payouts      Compensation

Michael P.          2001    100,000         -         12,146.40            500,000               -            -              5,000
Kraft(5)            2000     73,000         -          11,52.73                nil               -            -          50,000(6)
                    1999     36,000         -            12,000                nil               -            -                nil

(1)      Paid by Lingo Media Ltd., a wholly-owned subsidiary of the Company.
(2)      These amounts include automobile allowance.
(3)      Stock appreciation rights.
(4)      Long term incentive plans.
(5) Mr. Kraft's salary of $100,000 per year was paid by Lingo Media Ltd. to his holding company, Michael P. Kraft & Associates Inc.
(6)      Represents success fees.

Management Agreement. Michael Kraft provides his services pursuant to a Management Agreement dated May 1,1998 (and most recently amended on June 30,
2000) between Michael P. Kraft Associates Inc. ("MPK Inc.") pursuant to which Lingo Media Ltd. (formerly Alpha Corporation), a wholly-owned subsidiary of the Company, engaged MPK Inc. to provide administration and management services. Pursuant to the June 2000 amendment, Lingo Media Ltd. is to pay MPK Inc. $10,000 per month beginning July 2000 in addition to providing an allowance for a health plan and life insurance policy. MPK Inc. is to be reimbursed for all travel, entertainment and other expenses actually and properly incurred. The Management Agreement also provides for a reasonable automobile allowance and a success fee based on the aggregate amount arranged for project debt and equity financing. MPK Inc. is a private corporation controlled by Michael P. Kraft, President/CEO/Director of the Company.

Director Compensation. The Company has no formal plan for compensating its Directors for their service in their capacity as Directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The Board of Directors may award special remuneration to any Director undertaking any special services on behalf of the Company other than services ordinarily required of a Director. Other than indicated below no Director received any compensation for his services as a Director, including committee participation and/or special assignments.

Change of Control Remuneration. The Company has no plans or arrangements in respect of remuneration received or that may be received by Executive Officers of the Company in Fiscal 2001 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds US$60,000 per Executive Officer.

Other Compensation. No Executive Officer/Director received "other compensation" in excess of the lesser of US$25,000 or 10% of such officer's cash compensation, and all Executive Officers/Directors as a group did not receive other compensation which exceeded US$25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation. Except for the stock option program discussed herein, the Company has no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company's Directors or Executive Officers.

Pension/Retirement Benefits. No funds have been set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

Board Practices

Board of Director Committees.
The Company only has an Audit Committee, which recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services furnished by the independent auditors to the Company. The Audit Committee met twice in Fiscal 2001 and twice during Fiscal 2002-to-date. The current members of the Audit Committee are: Richard J.G. Boxer and Scott Remborg.

Principal ShareholdersThe table below lists, as of June 30, 2002, Directors and Executive Officers who beneficially own the Company's voting securities and the amount of the Company's voting securities owned by the Directors and Executive Officers as a group. The table includes all persons/companies where the Company is aware that they have 5% or greater beneficial interest in the Company's securities.

                Shareholdings of Directors and Executive Officers
                        Shareholdings of 5% Shareholders
================================================================================
Title                                 Amount and Nature   Percent
 of                                      of Beneficial        of
Class    Name of Beneficial Owner            Ownership     Class
------------------------------------------------------------------
Common   Michael P. Kraft (1)                 2,214,997     10.5%
Common   Kraft Investments Corp.              1,781,597      8.6%
Common   Richard A. Sherman (2)               1,604,230      7.8%
Common   1077431 Ontario Limited              1,426,082      6.9%
Common   Richard J. G. Boxer (3)                571,166      2.7%
Common   Scott Remborg (4)                      163,666      *
Common   Chen Geng (5)                          116,666      *
Common   Khurram R. Qureshi (6)                  45,000      *
Common   Richard H. Epstein  (7)                 60,416      *
Common   Imran Atique (8)                        83,350      *
Directors/Officers as a group (7 persons)     3,255,261    14.9%
------------------------------------------------------------------
*  Less than 1%.

(1)  Includes  options to purchase  433,400 shares  exercisable  within 60 days.
     1,781,597 shares are held indirectly by Kraft Investments Corp. a private company controlled by Mr. Kraft. Excludes 1,378,998 shares owned by members of his family, where he disavows beneficial interest and does not have voting or disposition control.

(2) Includes 1,426,082 shares held by 1077431 Ontario Limited, a private company controlled by Mr. Sherman. Excludes 175,665 shares owned by members of his family, where he disavows beneficial interest and does not have voting or disposition control.

(3) Includes options to purchase 86,666 shares exercisable within 60 days and 34,500 shares are held indirectly by Buckingham Capital Corp., a private company controlled by Mr. Boxer.

(4)  Includes options to purchase 146,666 shares exercisable within 60 days.

(5)  Includes options to purchase 116,666 shares exercisable within 60 days.

(6)  Includes options to purchase 45,000 share exercisable within 60 days.

(7) Includes options to purchase 16,666 shares exercisable within 60 days and warrants to purchase 18,750 shares exercisable within 60 days (8)Includes options to purchase 83,350 shares exercisable within 60 days.

# Based on 20,733,827 shares outstanding as of June 30, 2002 and stock options and warrants held by each beneficial holder exercisable within sixty days.
================================================================================
                           Related Party Transactions

Michael P. Kraft, President/CEO/Director
Mr. Kraft is compensated indirectly through Michael P. Kraft & Associates, Inc., as discussed herein.

Richard A. Sherman. Richard Sherman was paid sales commissions and fees that totalled $0, $31,532 and $27,925 for Fiscal 2001, Fiscal 2000 and Fiscal 1999, respectively.

Funds Owed to Officers/Directors
Officers/Directors have lent the Company funds during the last several years to alleviate the corporate need for working capital; this has included interest/non-interest-bearing advances and promissory notes. Principal owed totalled:
--------------------------------------------------------------------------------
Name                             12/31/01   12/31/00  12/31/99
---------------------------------------------------------------
Michael P. Kraft(1)             $41,805(2)   $93,775        $0

(1) Loans made by Michael P. Kraft & Associates Inc. which is controlled by Michael P. Kraft.

(2) Includes $36,805 owed to LMK Capital Corporation which is a company owned by the wife of Michael P. Kraft.

Interest Payable to Officers/Directors
Officers/Directors have lent the Company funds during the last several years to alleviate the corporate need for working capital; this has included interest and non-interest-bearing advances and promissory notes. Interest payable totalled:
--------------------------------------------------------------------------------
Name                                   12/31/2001    12/31/2000 12/31/1999
---------------------------------------------------------------------------
Michael P. Kraft & Associates Inc.(1)    $7,374         $3,112

(1) Controlled by Michael P. Kraft.
=================================================================

In April 1996, Michael P. Kraft, our Chief Executive Officer and President, purchased 100,000 shares of our common stock in consideration for $10,000. In April 1996, Richard J.G. Boxer, our Director, purchased 200,000 shares of our common stock in consideration for $20,000.

In March 2001, Michael P. Kraft & Associates Inc., a company controlled by Michael P. Kraft, loaned the Company $25,000. As of the date of this filing, the Company owes Michael P. Kraft & Associates Inc. principal in the amount of $5,000.

In August 2001, LMK Capital Corporation, a company controlled by the wife of Michael P. Kraft, loaned the Company $48,500. As of the date of this filing, the Company owes LMK Capital Corporation principal in the amount of $36,805.

Other than as disclosed above, there have been no transactions since December 31,1997, or proposed transactions, which have materially affected or will materially affect the Company in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest. Management believes the transactions referenced above were on terms at least as favorable to the Company as the Company could have obtained from unaffiliated parties.

Stock Options

TSX Venture Exchange Rules and Policies
The terms and conditions of incentive options granted by the Company are done in accordance with the rules and policies of the TSX Venture Exchange ("TSX VEN"), including the number of common shares under option, the exercise price and expiration date of such options, and any amendments thereto.

Such "terms and conditions", including the pricing of the options, expiration and the eligibility of personnel for such stock options; are described below.

The TSX VEN policy in respect of incentive stock options provides that shareholder approval is not required if the aggregate number of common shares that may be reserved for issuance pursuant to incentive stock options does not exceed 10% of the issued common shares of the Company, 5% to any one individual and 2% to any consultant at the time of granting.

Shareholder approval of the grant of incentive stock options is required pursuant to the rules of the TSX VEN where the grant will result in the Company having options outstanding which, in aggregate, are exercisable to acquire over 10% (to a maximum of 20%) of the outstanding common shares of the Company.

In addition, disinterested shareholders (all shareholders excluding insiders and associates of insiders) approval is required pursuant to the rules of the TSX VEN where:

(a) grant of incentive stock options could result at any time in:

(i) the Company having options outstanding to insiders which, in aggregate, are exercisable to acquire over 20% of the outstanding common shares of the Company; or
(ii) the issuance to insiders, within a one year period, of common shares which, in aggregate, exceed 10% of the outstanding common shares of the Company; or
(iii) the issuance to any one insider and such insider's associates, within a one year period, of common shares which, in aggregate, exceed 5% of the outstanding common shares of the Company; or
(iv) the issuance to any consultant of common shares which, in aggregate, exceed 2% of the outstanding common shares of the Company; or

(b) the Company is proposing to decrease the exercise price of stock options held by any insiders.

Company Stock Option Plans

Initial Plan
Until November 13, 1996, the Company had a stock option plan (the "Initial Plan") whereby the directors could grant options to directors, officers, employees and consultants of the Company. The number of common shares subject to option and granted under the Initial Plan was limited to ten percent in the aggregate, and five percent with respect to any one optionee, of the number of issued and outstanding common shares of the Company then outstanding at prices and on other terms which corresponded with the rules of the Alberta Stock Exchange in regard to stock options. As of June 30,2002, there were no options outstanding under the Initial Plan.

1996 Plan

Effective November 13, 1996, a new stock option plan (the "1996 Plan") was adopted by the board of directors of the Company to encourage ownership of common shares by directors, senior officers, employees and consultants of the Company and its subsidiaries. Options could be granted under the Subsequent Plan only to directors, senior officers, employees, consultants and personal holding corporations controlled by a director or senior officer of the Company and its subsidiaries as designated from time to time by the board of directors.

The number of shares that may be reserved for issuance under the Initial Plan and under the 1996 Plan is limited to 1,078,000 common shares, provided that the board has the right, from to time, to increase such number subject to the approval of the shareholders of the Company and to obtaining all necessary regulatory approval. The maximum number of common shares that could be reserved for issuance to any one person under the 1996 Plan is 5% of the common shares outstanding at the time of the grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase common shares granted as a compensation or incentive mechanism. Any shares subject to an option granted under the 1996 Plan that for any reason were cancelled or terminated prior to exercise will be available for a subsequent grant under the 1996 Plan.

The option price of any common shares cannot be less than the closing price of the shares on the day immediately preceding the day upon which the option is granted. Options granted under the 1996 Plan were exercisable during a period not exceeding five years, subject to earlier termination upon the termination of the optionee's employment, upon the optionee ceasing to be an employee, senior officer, director or consultant of the Company or any of its subsidiaries, as applicable, or upon the optionee retiring, becoming permanently disabled or dying. The options are non-transferable. The 1996 Plan contains provisions for adjustment in the number of shares issuable there under in the event of a subdivision, consolidation, reclassification or change of the common shares, a merger or other relevant changes in the Company's capitalization. The board of directors may from time to time amend or revise the terms of the 1996 Plan or may terminate the 1996 Plan at any time.

The 1996 Plan provides that the Company may provide financial assistance in respect of options granted under the 1996 Plan by means of loans to optionees. No loans were granted by the Company pursuant to the 1996 Plan.

As of June 30, 2002, there are 610,000 reserved for issuance pursuant to options granted under the 1996 Plan.

2000 Plan

A new stock option plan was adopted by the board of directors of the Company on May 30, 2000 to encourage ownership of common shares by directors, officers, employees and consultants of the Company. In accordance with the rules of the Canadian Venture Exchange, (the predecessor of the TSX VEN) this plan was approved by shareholders on July 4, 2000 at the Company's Annual Meeting. At that time, the number of shares reserved for issuance under this plan was limited to 2,384,074 common shares less the number of shares reserved for issuance pursuant to options granted under the Initial Plan and under the 1996 Plan. By approval of the shareholders at the Company's Annual and Special Meeting held on June 28, 2002, this plan was amended (this new stock option plan, as amended being hereinafter called the "2000 Plan") to increase the number of options to purchase common shares that may be granted under the plan from 2,384,074 to 4,416,765 common shares.

The rules of the TSX VEN require that the number of shares reserved for issuance under a stock option plan be set at a fixed number. Te amount of common shares from time to time reserved under the 2000 Plan is not necessarily reflective of the number of options that are outstanding at any given time because options that are exercised do not replenish the number reserved, but are merely an indication of the number of potential shares in respect of which a listing fee has been paid to the TSX VEN upon the Company's common shares that are listed on the TSX VEN.

Options may be granted under the 2000 Plan only to directors, officers, employees, consultants and personal holding corporations controlled by a director of officer of the Company as designated from time to time by the board of directors.

The number of shares which may be reserved for issuance under the 2000 Plan is currently limited to 4,146,765 common shares less the number of shares reserved for issuance pursuant to options granted under the Initial Plan (currently nil shares) and under the 1996 Plan (currently 610,000 shares), provided the number of shares reserved for issuance under stock options granted at any time under the 2000 Plan do not exceed 10% of the Company's then issued and outstanding shares. In addition, the board has the right, from time to time, to increase such number subject to the approval of the relevant exchange on which the shares are listed and the approval of the shareholders of the Company. The maximum number of common shares which may be reserved for issuance to any one person under the 2000 Plan is 5% of the common shares outstanding at the time of the grant less the number of shares reserved for issuance to such person under any option to purchase common shares granted as a compensation or incentive mechanism. Any shares subject to an option granted under the Initial Plan, the 1996 Plan or the 2000 Plan, which for any reason is cancelled/terminated prior to exercise, will be available for a subsequent grant under the 2000 Plan.

The option price of any common shares cannot be less than the closing price of the shares on the day immediately preceding the day upon which the option is granted less any permitted discount. Options granted under the 2000 Plan may be exercised during a period not exceeding five years, subject to earlier termination upon the termination of the optionee's employment, upon the optionee ceasing to be an employee, officer, director or consultant of the Company or of its subsidiaries, as applicable, or upon the optionee retiring, be coming permanently disabled or dying.

Options granted to optionees vest over an 18-month period with no greater than 16.67% of any options granted to an optionee vesting in any three-month period or such longer period as the board may determine. The options under the 2000 Plan will be non-transferable. The 2000 Plan contains provisions for adjustment in the number of shares issuable thereunder in the event of a subdivision, consolidation, reclassification or change of the common shares, a merger of other relevant changes in the Company's capitalization. The board of directors may from time to time amend or revise the terms of the 2000 Plan or may terminate the 2000 Plan at any time.

The 2000 Plan provides that the Company may provide financial assistance in respect of options granted under the 2000 Plan by means of loans to optionees. Under the terms of the 2000 Plan, the Company may, but is not obligated to, loan to an optionee the funds required to exercise any particular option. The 2000 Plan provides that any such loan will be for a term not exceeding ten years and will be non-interest bearing. Any such loan will be repayable at maturity or upon the death of the optionee or earlier in certain other circumstances. Any loans made under the 2000 Plan are to be secured by a pledge of the shares acquired upon the exercise of the option exercised being funded to a trustee for such purposes. In the event that any loan amount is not fully repaid when due the trustee holding the pledged shares is entitled to realize on the shares being held by it as security for the loan. Loans made under the 2000 Plan are made on a full recourse basis. The 2000 Plan provides that any shares acquired pursuant to loans made under the 2000 Plan may be sold by the optionee from time to time provided that an amount equal to the aggregate option exercise price or the balance of the loan is applied in repayment of the loan. Any financial assistance so provided under the 2000 Plan will be subject to and made in accordance with all applicable laws and regulatory policies at the time of making the loan.

As of June 30, 2002, options to purchase an aggregate of 1,363,340 common shares are outstanding under the 2000 Plan.

The names and titles of the Directors/Executive Officers of the Company to whom outstanding stock options have been granted and the number of common shares subject to such options are set forth in the Table below as of June 30, 2002, as well as the number of options granted to Directors and all employees as a group.

                            Stock Options Outstanding

--------------------------------------------------------------------------------
                         Number of Shares of CDN$
                                      Common     Exer.       Grant       Expir'n
Name                                   Stock     Price       Date        Date
--------------------------------------------------------------------------------
Michael P. Kraft                      100,000    $0.20      1/28/98     1/28/03
Michael P. Kraft                      500,000    $0.12      6/07/01     6/07/06
Richard J.G. Boxer                     20,000    $0.20      1/28/98     1/28/03
Richard J.G. Boxer                     50,000    $0.45      5/16/00     5/16/05
Richard J.G. Boxer                     50,000    $0.10     11/01/01    11/01/06
Scott Remborg                         130,000    $0.50      9/30/00     9/13/05
Scott Remborg                          50,000    $0.10     11/01/01    11/01/06
Chen Geng                             100,000    $0,20      5/25/99     5/25/04
Chen Geng                              50,000    $0.10     11/01/01    11/01/06
Khurram R. Qureshi                     25,000    $0.22      5/12/98     5/12/03
Khurram R. Qureshi                     20,000    $0.22      5/20/98     5/20/03
Richard H. Epstein                     50,000    $0.10     11/01/01    11/01/06
Imran Atique                          100,000    $0.22     02/15/01    02/15/06

Total Officers/Directors            1,245,000

Legal/Arbitration Proceedings
The Directors and the management of the Company know of no material, active or pending, legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation.

The Directors and the management of the Company know of no active or pending proceedings against anyone that might materially adversely affect an interest of the Company.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This prospectus relates to the resale of 4,700,000 shares of common stock by the selling stockholders as well as the resale of 3,275,000 shares of common stock underlying warrants. The table below sets forth information with respect to the resale of shares of common stock and the resale of shares of common stock underlying warrants by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. However, we may receive proceeds from the exercise of the warrants.

                                     Resale of Common Stock by Selling Stockholders
                                                                Amount Offered
                                    Shares Beneficially      (Assuming all Shares     Shares Beneficially     Percentage (if
     Stockholder                    Owned Before Resale       Immediately Sold)       Owned After Resale     greater than 1%)
    -------------                  ---------------------     ---------------------   ----------------------  ----------------

Richard J. G. Boxer
155 Dawlish Ave.,
Toronto, Ontario M4N 1H6                     571,166(1)          350,000(2)             221,166(3)                2.7%
Chebucto Services (International)
Ltd., Sunstead, 9 Farringdon
Close, Paradise Heights, St. James,
Barbados                                   1,500,000(4)        1,500,000(4)                   0                   7.1%

Richard H.
Epstein
534 Roselawn Ave.,
Toronto, Ontario M5N 1J8                      60,416(5)           43,750(6)              16,666(7)

Fred
Grespan
64 Fairfield Ave.,
Kitchener, Ontario N2H 6C1                 1,443,750(8)        1,443,750(8)                   0                   6.8%

Paul E.
Grespan
230 Old Chicopee Drive,
Kitchener, Ontario N2A 4W6                 1,575,000(9)        1,575,000(9)                   0                   7.4%

Robert B.
Raphael
1750 Steeles Ave West
Unit #2
Concord, Ontario
L4K 2L7                                   1,181,250(10)       1,181,250(10)                   0                   5.6%

Sander Sigal
65 Lawrie Road
Thornhill, Ontario L4J 3N6                1,575,000(11)       1,575,000(11)                   0                   7.4%

Ann Singer
14 Kainona Ave.
Toronto, Ontario M3H 3HM                    306,250(11)         306,250(11)                   0                   1.5%

(1) Includes 150,000 shares underlying warrants and options exercisable within 60 days to purchase 86,666 shares.
(2)      Includes 200,000 shares and 150,000 shares underlying warrants.
(3) Includes 150,000 shares underlying options exercisable within 60 days and 71,166 shares of common stock.
(4)      Includes 500,000 shares underlying warrants.

(5) Includes 18,750 shares underlying warrants and options exercisable within 60 days to purchase 16,666 shares.
(6)      Includes 18,750 shares underlying warrants.
(7)      Includes 16,666 shares underlying options exercisable within 60 days.
(8)      Includes 618,750 shares underlying warrants.
(9)      Includes 675,000 shares underlying warrants.
(10)     Includes 506,250 shares underlying warrants.
(11)     Includes 675,000 shares underlying warrants.
(12)     Includes 131,250 shares underlying warrants.

The 4,700,000 shares offered by the selling stockholders as well as the resale of 3,275,000 shares of common stock underlying the warrants may be sold by one or more of the following methods, without limitation, with the exception of the shares and shares underlying warrants being registered for Richard J.G. Boxer and Richard H. Epstein which are subject to resale pursuant to Rule 144 as discussed below:

- ordinary brokerage transactions and transactions in which the broker solicits purchases; and

-    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of such shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement of omitting to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

The shares and shares underlying warrants owned by Richard J.G. Boxer and Richard H. Epstein are subject to the resale provisions of Rule 144 as they are Directors of the Company and are treated as affiliates pursuant to Rule 144. In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this registration statement is declared effective by the SEC, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of our Common Stock (approximately 207,338 shares after giving effect to this Offering) and the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

           Quantitative and Qualitative Disclosures About Market Risks

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the consolidated balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Transactions in foreign currencies are translated into Canadian dollars at the approximate rates prevailing at the dates of the transactions. Foreign exchange gains and losses are included in loss for the year.

Integrated foreign operations of subsidiaries are translated into Canadian dollars at exchange rates prevailing at the consolidated balance sheet date for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Revenue and expenses are translated at exchange rates prevailing during the year. Exchange gains and losses are included in loss during the year.

The Company is exposed to foreign currency risk through its activities outside of Canada. Unfavorable changes in the exchange rate may affect the operating results of the Company. The Company is also exposed to foreign exchange risk as a substantial amount of its revenue is denominated in U.S. dollars and Chinese Rminibi ("RMB").

The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk.

Exchange Rates
In this Registration Statement, unless otherwise specified, all dollar amounts are expressed in Canadian Dollars (CDN$). The Government of Canada permits a floating exchange rate to determine the value of the Canadian Dollar against the U.S. Dollar (US$).

The table sets forth the rate of exchange for the Canadian Dollar at the end of the five most recent fiscal periods ended December 31st, the average rates for the period, and the range of high and low rates for the period. The data for the nine-month periods ended March 31, 2001 and March 31, 2001 is also provided. The data for each month during the previous ten months is also provided. The exchange rate was 1.5994 on March 31, 2002 and 1.5110 on June 30, 2002.

For purposes of this table, the rate of exchange means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The table sets forth the number of Canadian Dollars required under that formula to buy one U.S. Dollar. The average rate means the average of the exchange rates on the last day of each month during the period.

                           U.S. Dollar/Canadian Dollar

--------------------------------------------------------------------------------
                                Average     High     Low    Close
--------------------------------------------------------------------------------
June 2002                          1.53     1.55     1.51    1.51
May 2002                           1.55     1.57     1.53    1.53
April 2002                         1.58     1.60     1.56    1.57
March 2002                         1.59     1.60     1.58    1.59
February 2002                      1.60     1.61     1.59    1.60
January 2002                       1.60     1.61     1.59    1.59

Fiscal Year Ended 12/31/2001       1.55     1.60     1.49    1.59
Fiscal Year Ended 12/31/2000       1.50     1.56     1.44    1.50
Fiscal Year Ended 12/31/1999       1.49     1.53     1.44    1.44
Fiscal Year Ended 12/31/1998       1.49     1.57     1.41    1.54
Fiscal Year Ended 12/31/1997       1.39     1.44     1.34    1.43
Fiscal Year Ended 12/31/1996       1.36     1.38     1.33    1.37
=================================================================

Exchange Controls
Except as discussed herein, the Company is unaware of any Canadian federal or provincial laws, decrees, or regulations that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-Canadian holders of the common shares. The Company is unaware of any limitations on the right of non-Canadian owners to hold or vote the common shares imposed by Canadian federal or provincial law or by the charter or other constituent documents of the Company.

                                    Taxation

A brief description of provisions of the tax treaty between Canada and the United States is included below, together with a brief outline of certain taxes, including withholding provisions, to which United States security holders are subject under existing laws and regulations of Canada. The consequences, if any, of provincial, state and local taxes are not considered.

The following information is general and security holders should seek the advice of their own tax advisors, tax counsel or accountants with respect to the applicability or effect on their own individual circumstances of the matters referred to herein and of any provincial, state or local taxes.

Certain Canadian Federal Income Tax Consequences
The discussion under this heading summarizes the principal Canadian federal income tax consequences of acquiring, holding and disposing of shares of common stock of the Company for a shareholder of the Company who is not a resident of Canada but is a resident of the United States and who will acquire and hold shares of common stock of the Company as capital property for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"). This summary does not apply to a shareholder who carries on business in Canada through a "permanent establishment" situated in Canada or performs independent personal services in Canada through a fixed base in Canada if the shareholder's holding in the Company is effectively connected with such permanent establishment or fixed base. This summary is based on the provisions of the Canadian Tax Act and the regulations thereunder and on an understanding of the administrative practices of Canada Customs and Revenue Agency, and takes into account all specific proposals to amend the Canadian Tax Act or regulations made by the Minister of Finance of Canada as of the date hereof. It has been assumed that there will be no other relevant amendment of any governing law although no assurance can be given in this respect. This discussion is general only and is not a substitute for independent advice from a shareholder's own Canadian and U.S. tax advisors.

The provisions of the Canadian Tax Act are subject to income tax treaties to which Canada is a party, including the Canada-United States Income Tax Convention (1980), as amended (the "Convention").

Dividends on Common Shares and Other Income. Under the Canadian Tax Act, a non-resident of Canada is generally subject to Canadian withholding tax at the rate of 25 percent on dividends paid or deemed to have been paid to him or her by a corporation resident in Canada. The Convention limits the rate to 15 percent if the shareholder is a resident of the United States and the dividends are beneficially owned by and paid to such shareholder, and to 5 percent if the shareholder is also a corporation that beneficially owns at least 10 percent of the voting stock of the payor-corporation.

The amount of a stock dividend (for tax purposes) would generally be equal to the amount by which the paid up or stated capital of the Company had increased because of the payment of such dividend. The Company will furnish additional tax information to shareholders in the event of such a dividend. Interest paid or deemed to be paid on the Company's debt securities held by non-Canadian residents may also be subject to Canadian withholding tax, depending upon the terms and provisions of such securities and any applicable tax treaty.

The Convention generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization constituted and operated exclusively to administer a pension, retirement or employee benefit fund or plan, if the organization is a resident of the United States and is exempt from income tax under the laws of the United States.

Dispositions of Common Shares. Under the Canadian Tax Act, a taxpayer's capital gain or capital loss from a disposition of a share of common stock of the Company is the amount, if any, by which his or her proceeds of disposition exceed (or are exceeded by, respectively) the aggregate of his or her adjusted cost base of the share and reasonable expenses of disposition. One-half of a capital gain (the "taxable capital gain") is included in income, and one-half of a capital loss in a year (the "allowable capital loss") is deductible from taxable capital gains realized in the same year. The amount by which a shareholder's allowable capital loss exceeds the taxable capital gain in a year may be deducted from a taxable capital gain realized by the shareholder in the three previous or any subsequent year, subject to certain restrictions in the case of a corporate shareholder and subject to adjustment when the capital gains inclusion rate in the year of disposition differs from the inclusion rate in the year the deduction is claimed.

If a share of common stock of the Company is disposed of to the Company other than in the open market in the manner in which shares would normally be purchased by the public, the proceeds of disposition will, in general terms, be considered as limited to the paid-up capital of the share and the balance of the price paid will be deemed to be a dividend. In the case of a shareholder that is a corporation, the amount of any capital loss otherwise determined may be reduced, in certain circumstances, by the amount of dividends previously received in respect of the shares disposed of, unless the corporation owned the shares for at least 365 days prior to sustaining the loss and (together with corporations, persons and other entities, with whom the corporation was not dealing at arm's length) did not own more than five percent of the shares of any class of the corporation from which the dividend was received. These loss limitation rules may also apply where a corporation is a member of a partnership or a beneficiary of a trust that owned the shares disposed of.

Under the Canadian Tax Act, a non-resident of Canada is subject to Canadian tax on taxable capital gains, and may deduct allowable capital losses, realized on a disposition of "taxable Canadian property." Shares of common stock of the Company will constitute taxable Canadian property of a shareholder at a particular time if the shareholder used the shares in carrying on business in Canada, or if at any time in the five years immediately preceding the disposition 25 percent or more of the issued shares of any class or series in the capital stock of the Company belonged to one or more persons in a group comprising the shareholder and persons with whom the shareholder did not deal at arm's length and in certain other circumstances.

The Convention relieves United States residents from liability for Canadian tax on capital gains derived on a disposition of shares unless (a) the value of the shares is derived principally from "real property" in Canada, including the right to explore for or exploit natural resources and rights to amounts computed by reference to production, (b) the shareholder was resident in Canada for 120 months during any period of 20 consecutive years preceding, and at any time during the 10 years immediately preceding, the disposition and the shares were owned by him when he or she ceased to be resident in Canada, or (c) the shares formed part of the business property of a "permanent establishment" that the holder has or had in Canada within the 12 months preceding the disposition.

Material United States Federal Income Tax Considerations
The following discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. This discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation that, if enacted, could be applied, possibly on a retroactive basis, at any time. The following discussion is for general information only and it is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of shares of the Company and no opinion or representation with respect to the United States Federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of shares of the Company should consult their own tax advisors about the Federal; state, local and foreign tax consequences of purchasing, owning and disposing of shares of the Company.

U.S. Holders. As used herein, a "U.S. Holder" includes a holder of shares of the Company who is a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, any entity that is taxable as a corporation for U.S. tax purposes and any other person or entity whose ownership of shares of the Company is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of Federal income tax law, such as tax exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, nonresident alien individuals or foreign corporations whose ownership of shares of the Company is not effectively connected with conduct of trade or business in the United States, shareholders who acquired their stock through the exercise of employee stock options or otherwise as compensation and shareholders who hold their stock as ordinary assets and not as capital assets.

Distributions on Shares of the Company. U.S. Holders receiving dividend distributions (including constructive dividends) with respect to shares of the Company are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that the Company has current or accumulated earnings and profits as defined under U.S. Federal tax law, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's United States Federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder's United States Federal taxable income by those who itemize deductions. (See discussion that is more detailed at "Foreign Tax Credit" below). To the extent that distributions exceed current or accumulated earnings and profits of the Company, they will be treated first as a return of capital up to the U.S. Holder's adjusted basis in the shares and thereafter as gain from the sale or exchange of the shares. Preferential tax rates for net capital gains are applicable to a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation.

Dividends paid on the shares of the Company will not generally be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations. A U.S. Holder that is a corporation may, under certain circumstances, be entitled to a 70% deduction of the United States source portion of dividends received from the Company (unless the Company qualifies as a "foreign personal holding company" or a "passive foreign investment company", as defined below) if such U.S. Holder owns shares representing at least 10% of the voting power and value of the Company. The availability of this deduction is subject to several complex limitations that are beyond the scope of this discussion.

In the case of foreign currency received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally, any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss. However, for tax years after 1997, an individual whose realized foreign exchange gain does not exceed U.S. $200 will not recognize that gain, to the extent that there are not expenses associated with the transaction that meet the requirement for deductibility as a trade or business expense (other than travel expenses in connection with a business trip or as an expense for the production of income).

Foreign Tax Credit. A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of shares of the Company may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States Federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. This election is made on a year-by-year basis and applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations that apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's United States Federal income tax liability that the U.S. Holder's foreign source income bears to his or its worldwide taxable income. In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income such as "passive income", "high withholding tax interest", "financial services income", "shipping income", and certain other classifications of income. The availability of the foreign tax credit and the application of the limitations on the credit are fact specific and holders and prospective holders of shares of the Company should consult their own tax advisors regarding their individual circumstances.

In the case of certain U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), owning 10% or more of the Company's Common Shares, a portion of the qualifying Canadian income tax paid by the Company will also be available as a foreign tax credit, subject to certain conditions and limitations, for U.S. federal income tax purposes, at the election of the U.S. Holder.

Disposition of Shares of the Company. A U.S. Holder will recognize a gain or loss upon the sale of shares of the Company equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder's tax basis in the shares of the Company. This gain or loss will be a capital gain or loss if the shares are a capital asset in the hands of the U.S. Holder, and will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder. Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year. Deductions for net capital losses are subject to significant limitations. Corporate capital losses (other than losses of corporations electing under Subchapter S or the Code) are deductible to the extent of capital gains. Non-corporate taxpayers may deduct net capital losses, whether short-term or long-term, up to U.S. $3,000 a year (U.S. $1,500 in the case of a married individual filing separately). For U.S. Holders that are individuals, any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.

Other Considerations
In the following circumstances, the above sections of this discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of shares of the Company:

Foreign Personal Holding Company. If at any time during a taxable year more than 50% of the total combined voting power or the total value of the Company's outstanding shares is owned, directly or indirectly, by five or fewer individuals who are citizens or residents of the United States and 60% (50% in subsequent years) or more of the Company's gross income for such year was derived from certain passive sources (e.g., from dividends received from its subsidiaries), the Company would be treated as a "foreign personal holding company". In that event, U.S. Holders that hold shares of the Company (on the earlier of the last day of the Company's tax year or the last date on which the Company was a foreign personal holding company) would be required to include in gross income for such year their allowable portions of such passive income to the extent the Company does not actually distribute such income.

Foreign Investment Company. If 50% or more of the combined voting power or total value of the Company's outstanding shares are held, directly or indirectly, by citizens or residents of the United States, United States domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701 (a)(31)), and the Company is found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest, it is possible that the Company might be treated as a "foreign investment company" as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging shares of the Company to be treated as ordinary income rather than capital gain.

Passive Foreign Investment Company. As a foreign corporation with U.S. Holders, the Company will be treated as a passive foreign investment company ("PFIC"), as defined in Section 1297 of the Code, if 75% or more of its gross income in a taxable year is passive income, or the average percentage of the Company's assets (by value) during the taxable year which produce passive income or which are held for production of same is at least 50%. Passive income is generally defined to include gross income in the nature of dividends, interest, royalties, rents and annuities; excess of gains over losses from certain transactions in any commodities not arising inter alia from a PFIC whose business is actively involved in such commodities; certain foreign currency gains; and other similar types of income. Foreign mining companies that are in the exploration stage may have little or no income from operations and/or may hold substantial cash and short-term securities that pay interest and dividends while awaiting expenditure in connection with the business. Given the complexities of determining what expenditures may be deductible and of how assets held for production of active income should be valued, the Company, based on advice from its professional advisers, cannot conclude whether it is a PFIC.

It is not the intention of the Company to be considered a PFIC and the Company does not consider this to be a material risk. In the event that it were to become classified as a PFIC, the following should be taken into consideration. U.S. Holders owning shares of a PFIC are subject to a special tax and to an interest charge based on the value of deferral of U.S. tax attributable to undistributed earnings of a PFIC for the period during which the shares of the PFIC are owned. This special tax would apply to any gain realized on the disposition of shares of a PFIC. In addition, the gain is subject to U.S. federal income tax as ordinary income, taxed at top marginal rates, rather than as capital gain income. The special tax would also be payable on receipt of excess distributions (any distributions received in the current year that are in excess of 125% of the average distributions received during the 3 preceding years or, if shorter, the shareholder's holding period). If, however, the U.S. Holder makes a timely election to treat a PFIC as a qualified electing fund ("QEF") with respect to such shareholder's interest and the Company provides an annual information statement, the above-described rules generally will not apply. The Company will provide such an information statement upon request from a U.S. Holder for current and prior taxable years. Instead, the electing U.S. Holder would include annually in his gross income his pro rata share of the PFIC's ordinary earnings and any net capital gain regardless of whether such income or gain was actually distributed. A U.S. Holder of a PFIC treated as a QEF can, however, further elect to defer the payment of United States Federal income tax on such income and gain inclusions, with tax payments ultimately requiring payment of an interest factor. In addition, with a timely QEF election, the electing U.S. Holder will obtain capital gain treatment on the gain realized on disposition of such U.S. Holder's interest in the PFIC. Special rules apply to U.S. Holders who own their interests in a PFIC through intermediate entities or persons.

Effective for tax years of U.S. Holders beginning after December 31, 1997, U.S. Holders who hold, actually or constructively, marketable stock of a foreign corporation that qualifies as a PFIC may elect to mark such stock to the market (a "mark-to-market election"). If such an election is made, such U.S. Holder will not be subject to the special taxation rules of PFIC described above for the taxable years for which the mark-to-market election is made. A U.S. Holder who makes such an election will include in income for the taxable year an amount equal to the excess, if any, of the fair market value of the shares of the Company as of the close of such tax year over such U.S. Holder's adjusted basis in such shares. In addition, the U.S. Holder is allowed a deduction for the lesser of (i) the excess, if any, of such U.S. Holder's adjusted tax basis in the shares over the fair market value of such shares as of the close of the tax year, or (ii) the excess, if any of (A) the mark-to-market gains for the shares in the Company included by such U.S. Holder for prior tax years, including any amount which would have been included for any prior year but for Section 1291 interest on tax deferral rules discussed above with respect to a U.S. Holder, who has not made a timely QEF election during the year in which he holds (or is deemed to have held) shares in the Company and the Company is a PFIC ("Non-Electing U.S. Holder"), over (B) the mark-to-market losses for shares that were allowed as deductions for prior tax years. A U.S. Holder's adjusted tax basis in the shares of the Company will be increased or decreased to reflect the amount included or deducted as a result of mark-to-market election. A mark-to-market election will apply to the tax year for which the election is made and to all later tax years, unless the PFIC stock ceases to be marketable or the IRS consents to the revocation of the election.

The IRS has issued proposed regulations that, subject to certain exceptions, would treat as taxable certain transfers of PFIC stock by a Non-Electing U.S. Holder that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. Generally, in such cases, the basis of the Company's shares in the hands of the transferee and the basis of any property received in the exchange for those shares would be increased by the amount of gain recognized. A U.S. Holder who has made a timely QEF election (as discussed herein) will not be taxed on certain transfers of PFIC stock, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. The transferee's basis in this case will depend on the manner of the transfer. The specific tax effect to the U.S. Holder and the transferee may vary based on the manner in which the shares of the Company are transferred. Each U.S. Holder should consult a tax advisor with respect to how the PFIC rules affect their tax situation.

The PFIC and QEF election rules are complex. U.S. Holders should consult a tax advisor regarding the availability and procedure for making the QEF election as well as the applicable method for recognizing gains or earnings and profits under the foregoing rules.

Controlled Foreign Corporation. If more than 50% of the voting power of all classes of stock or the total value of the stock of the Company is owned, directly or indirectly, by citizens or residents of the United States, United States domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom own 10% or more of the total combined voting power of all classes of stock of the Company ("United States shareholder"), the Company could be treated as a "controlled foreign corporation" under Subpart F of the Code. This classification would effect many complex results including the required inclusion by such United States shareholders in income of their pro rata share of "Subpart F income" (as specially defined by the Code) of the Company. Subpart F requires current inclusions in the income of United States shareholders to the extent of a controlled foreign corporation's accumulated earnings invested in "excess passive" assets (as defined by the Code). In addition, under Section 1248 of the Code, a gain from the sale or exchange of shares by a U.S. Holder who is or was a United States shareholder at any time during the five year period ending with the sale or exchange is treated as ordinary dividend income to the extent of earnings and profits of the Company attributable to the stock sold or exchanged. Because of the complexity of Subpart F, and because it is not clear that Subpart F would apply to the U.S. Holders of shares of the Company, a more detailed review of these rules is outside of the scope of this discussion.

If the Company is both a PFIC and controlled foreign corporation. the company will generally not be treated as a PFIC with respect to United States shareholders of the controlled foreign corporation. This rule generally will be effective for taxable years of the Company ending with or within such taxable years of United States shareholders.

The foregoing summary is a general discussion of the material United States Federal income tax considerations to U.S. holders of shares of the Company under current law. It does not discuss all the tax consequences that may be relevant to particular holders in light of their circumstances or to holders subject to special rules, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of shares of the Company is not effectively connected with the conduct of a trade or business in the United States, shareholders who acquired their stock through the exercise of employee stock options or otherwise as compensation, shareholders who hold their stock as ordinary assets and not capital assets and any other non-U.S. holders. In addition, U.S. holders may be subject to state, local or foreign tax consequences. This discussion is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of shares of the Company and no opinion or representation with respect to the United States Federal income tax consequences to any such holder or prospective holder is made. Holders and prospective holders should therefore consult with their own tax advisors with respect to their particular circumstances.

Summary
Management believes this discussion covers all material tax consequences. Nevertheless, this is not intended to be, nor should it be construed to be, legal or tax advice to any holder of common shares of the Company and no opinion or representation with respect to the U.S. income tax consequences to any such holder or prospective holder is made. Holders and prospective holders are encouraged to consult their own tax advisers with respect to their particular circumstances.

===============================================================================

                     Memorandum and Articles of Association

Objects and Purposes
The Company's corporation number as assigned by the Ontario Ministry of Consumer and Commercial Relations is 4020-1165. The Company's Articles of Incorporation do not contain the Company's purpose or its objectives, as neither is required under the laws of Ontario.

Disclosure of Interest of Directors
No director of the Company is permitted to vote on any resolution to approve a material contract or transaction in which such director has a material interest.

Subject to the Articles of Incorporation and any unanimous shareholder agreement, the board may fix their remuneration.

Borrowing Powers of Directors, ByLaws The board of directors may from time to time:

  (i) borrow money upon the credit of the Corporation;
 (ii) issue, reissue, sell or pledge debt obligations of the Corporation;
(iii) subject to the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and
 (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any debt obligations of the Corporation.

Delegation of Power to Borrow, Bylaws
The board may by resolution delegate all or any of the powers conferred on them by paragraphs (i) and (iii) of section 3.10 hereof, to any one or more of the directors, the Managing Director, the executive committee, the Chairman of the Board (if any), the President, any Vice-President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer or the General Manager.

Director Qualification and Retirement
Neither the Articles of Incorporation nor the Bylaws of the Company discuss the retirement or non-retirement of directors under an age limit requirement, and there is no number of shares required for director qualification.

Description of Rights, Preferences and Restrictions
Attaching to Each Class of Shares

a) Class/Number of Shares. The Company's Articles of Incorporation provide that: the Corporation is authorized to issue two classes of shares, namely an unlimited number of Preferred Shares without nominal or par value ("Preferred Shares") and an unlimited number of Common Shares ("Common Shares").

b)   Common Shares. The holders of Common Shares shall be entitled:

     1) to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, and on every poll taken at every such meeting, or adjourned meeting, every holder of Common Shares shall be entitled to one vote in respect of each Common Share held; and

     2) subject to the rights of the holders of Preferred Shares, to receive the remaining property of the Corporation upon a dissolution; and

     3) subject to the rights of the holders of Preferred Shares, to receive all other dividends declared by the Corporation.

c) Preferred Shares. The Preferred Shares as a class shall carry and be subject to the following rights, privileges, restrictions and conditions:

     1) Directors' Rights to Issue in One or More Series. The Preferred Shares may at any time or from time to time be issued in one or more series, each series to consist of such number of shares as may before the issue thereof be determined by the Directors by resolution; the Directors of the Company may (subject as hereinafter provided) by resolution fix, from time to time before the issued thereof, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limiting the generality of the foregoing (1) the issue price, (2) the rate, amount or method of calculation of dividends and whether the same are subject to change of dividends and whether the same are subject to change or adjustment, (3) whether such dividends shall be cumulative, non-cumulative or partly cumulative, (4) the dates, manner and currencies of payments of dividends and the dates from which dividends shall accrue, (5) the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, with or without provision for sinking or similar funds, (6) conversion and/or exchange and/or classification rights, (7) the voting rights if any, and/or (8) other provisions, the whole subject to the following provisions, and to the issue of Certificate(s) of Amendment setting forth such designations, rights, privileges, restrictions and conditions attaching to the shares of each series.

     2) Ranking of Preferred Shares. The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and over any other shares ranking junior to the Preferred Shares with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs and may also be given such other preferences not inconsistent with paragraphs (1) and (2) hereof over the Common Shares of the Corporation and over any other shares ranking junior to the Preferred Shares as may be determined in the case of each series of Preferred Shares authorized to be issued.

     3) Amendment with Approval of Holders of Preferred Shares. The rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class may be repealed, altered, modified, amended or amplified by Certificate(s) of Amendment, but in each case with the approval of the holders of Preferred Shares (only as a class but not as individual series) given as hereinafter specified.

     4) Approval of Holders of Preferred Shares. Subject to the Provisions of the Business Corporations Act, any consent or approval given by the holders of Preferred Shares as a class shall be deemed to have been sufficiently given if it shall have been given in writing by the holders of at least sixty-six and two-thirds percent (66(2)/(3)%) of the outstanding Preferred Shares or by a resolution passed at a meeting of holders of Preferred Shares duly called and held upon not less than fifteen days' notice at which the holders of at least a majority of the outstanding Preferred Shares are present or are represented by proxy and carried by the affirmative vote of not less than sixty-six and two-thirds percent of the votes cast at such meetings, in addition to any other consent or approval required by the Business Corporation Act. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than fifteen days thereafter and to such time and place as may be designated by the Chairman, and not less than ten days' written notice shall be given of such adjourned meeting. At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally convened and a resolution passed by the affirmative vote of not less than sixty-six and two-thirds percent of the votes cast at such meeting shall constitute the consent or approval of the holders of Preferred Shares. On every poll taken at every meeting, every holder of Preferred Shares shall be entitled to one vote in respect of each share held. Subject to the foregoing, the formalities to be observed in respect of the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Bylaws of the Corporation with respect to meetings of shareholders. Any consent or approval given by the holders of Preferred Shares or a series as a class shall be deemed to have been sufficiently given if in the same manner as provided herein regarding holders of Preferred Shares as a class.

d) Dividend Rights. The Company's Bylaws provide that holders of common shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding, subject to the prior rights of any shares ranking senior to the common shares with respect to priority in the payment of dividends.

e)   Voting   Rights.   Neither  the  Company's   Bylaws  nor  its  Articles  of
     Incorporation provide for the election or re-election of directors at staggered intervals.

f) Redemption Provisions. The Company may purchase any of its issued common shares subject to the provisions of the Ontario Business Corporations Act.

g) Sinking Fund Provisions. Neither the Company's Articles of Incorporation nor its Bylaws contain sinking fund provisions.

h) Liability to Further Capital Calls by the Company. Neither the Company's Articles of Incorporation nor its Bylaws contain provisions allowing the Company to make further capital calls with respect to any shareholder of the Company.

i) Discriminatory Provisions Based on Substantial Ownership. Neither the Company's Articles of Incorporation nor its Bylaws contain provisions that discriminate against any existing or prospective holders of securities as a result of such shareholder owning a substantial number of shares.

j) Miscellaneous Provisions. Neither the Articles of Incorporation nor the Bylaws of the Company address the process by which the rights of holders of stock may be changed. The general provisions of the Ontario Business Corporations Act apply to this process, and require shareholder meetings and independent voting for such changes.

A meeting of shareholders may be called at any time by resolution or by the Chairman of the Board or by the President and the Secretary shall cause notice of a meeting of shareholders to be given when directed so to do by resolution of the board or by the Chairman or the Board or the President.

The board shall call an annual meeting of the shareholders not later than eighteen (18) months after the Corporation comes into existence and subsequently not later than fifteen (15) months after holding the last preceding annual meeting.

A special meeting of shareholders may be called at any time and may be held in conjunction with an annual meeting of shareholders.

Meeting of shareholders shall be held at the place within Canada determined by the board from time to time. Notwithstanding the above subsection, a meeting of shareholders may be held outside Canada if all the shareholders entitled to vote at that meeting so agree, and a shareholder who attends a meeting of shareholders held outside Canada is deemed to have so agreed except when he attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held.

Neither the Articles of Incorporation nor the Bylaws of the Company discuss limitations on the rights to own securities or exercise voting rights thereon.

Although not expressly enumerated in the Articles, pursuant to Canadian regulations, shareholder ownership must be disclosed by any shareholder who owns more than 10% of the Company's common stock.

There is no provision of the Company's Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control of the Company, and that would operate only with respect to a merger, acquisition, or corporate restructuring involving the Company (or any of its subsidiaries). The Company's Bylaws do not contain a provision indicating the ownership threshold above which shareholder ownership must be disclosed. With respect to the matters discussed in this Item 10B, the law applicable to the Company is not significantly different from United States law. Neither the Articles of Incorporation nor Bylaws contain provisions governing changes in capital that are more stringent than the conditions required by law.

The Ontario Business Corporations Act contains provisions that require a "special resolution" for effecting certain corporate actions. Such a "special resolution" requires a three-quarters vote of shareholders rather than a simple majority for passage. The principle corporate actions for which the Company would require a "special resolution" include:a. Changing its name; b. Changing the place where its registered office is situated; c. Adding, changing or removing any restriction on the business or businesses that the corporation may carry on;d. Certain reorganizations of the corporation and alterations of share capital;e. Increasing or decreasing the number of directors or the minimum or maximum number of directors;f. Any amendment to its articles regarding constraining the issue or transfer of shares to persons who are not resident Canadians; and

g.   Dissolution of the corporation.

Dividends and Paying Agents
The Company has not declared any dividends on its common shares for the last five years and does not anticipate that it will do so in the foreseeable future. The present policy of the Company is to retain future earnings for use in its operations and the expansion of its business.

Notwithstanding the aforementioned: the Company is unaware of any dividend restrictions; has no specific procedure for the setting of the date of dividend entitlement; but might expect to set a record date for stock ownership to determine entitlement; has no specific procedures for non-resident holders to claim dividends, but might expect to mail their dividends in the same manner as resident holders. The Company has not nominated any financial institutions to be the potential paying agents for dividends in the United States.

                             Validity of Securities

The validity of the shares will be passed upon for us by Vanderkam & Sanders, Houston, TX.

                                     Experts

Our financial statements as of December 31, 2001, December 31, 2000and December 31, 1999 and for each of the three years in the period ended December 31, 2001, included in this Registration Statement have been so included in reliance on the report of KPMG LLP, independent certified public accountants given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act in connection with the offering of our shares. This prospectus, which forms a part of our registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits and schedules of the registration statement. For further information with respect to our company and shares offered, you should refer to the registration statement and the accompanying exhibits. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete discussion of the matter. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

     Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Under the Exchange Act, we will be required to file periodic reports and other information with the Securities and Exchange Commission, including annual reports on Form 20-F and quarterly and other interim reports on Form 6-K. You may inspect such reports and other information we file with the Securities and Exchange Commission in accordance with the Exchange Act at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the Washington D.C. Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330 or by contacting the Securities and Exchange Commission over the internet at its website at http://www.sec.gov.

     As a foreign private issuer, we will be exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and consent of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish our shareholders with annual reports in English containing financial statements which will be audited and reported on, with an opinion expressed, by an independent public accounting firm, prepared in accordance with U.S. GAAP.

                              FINANCIAL STATEMENTS

The Company's financial statements are stated in Canadian Dollars (CDN$) and are prepared in accordance with Canadian Generally Accepted Accounting Principles
(GAAP), the application of which, in the case of the Company, conforms in all material respects for the periods presented with United States GAAP, except as discussed in footnotes to the financial statements.

The financial statements are attached hereto and found immediately following the text of this Registration Statement. The audit reports of KPMG LLP, Chartered Accountants, are included herein immediately preceding the financial statements and schedules.

Audited Financial Statements
----------------------------
A.  Auditor's Report, dated May 3, 2002
        Consolidated Balance Sheets at December 31, 2001 and December 31, 2000

    Consolidated Statements of Operations and Deficit for the years ended December 31, 2001 and December 31, 2000

    Consolidated Statements of Cash Flows
    for the years ended December 31, 2001 and December 31, 2000

    Notes to Financial Statements

B.  Auditor's Report, dated April 27, 2001

        Consolidated Balance Sheets at December 31, 2000 and December 31, 1999

    Consolidated Statements of Operations and Deficit for the years ended December 31, 2000 and December 31, 1999

    Consolidated Statements of Cash Flows
    for the years ended December 31, 2000 and December 31, 1999

    Notes to Financial Statements

Unaudited Financial Statements
        Consolidated Balance Sheets at March 31, 2002 and March 31, 2001

    Consolidated Statements of Operations and Deficit for the Three Months Ended March 31, 2002 and March 31, 2001

    Consolidated Statements of Cash Flows
         for the Three Months Ended March 31, 2002 and March 31, 2001

    Notes to Financial Statements

Item 5. Disclosure of Commission Position on Indemnification For Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws contain provisions to (i) eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of their fiduciary duty (other than breaches from their own willful neglect or default) provided that nothing shall relieve our directors and officers from the duty to act in accordance with the Business Corporations Act of Ontario and the regulations thereunder or from liability for any breach thereof and (ii) indemnify our directors and officers if he acted honestly and in good faith with a view to the best interests of the Company, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of these provisions, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provisions will have no effect on claims arising under the federal securities laws.

ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES.

Financings

The Company has financed its operations through borrowings and/or private issuance of common shares:

During May 1996, Lingo Media Ltd., formerly Alpha Corporation, a wholly-owned subsidiary of the Company issued 957,022 shares of common stock in consideration for forgiveness of debt in the amount of $95,702 owed to two individuals and one entity. The Company believes that these transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an Issuer not involving a public offering.

During August 1996, Lingo Media Ltd., formerly Alpha Corporation, a wholly-owned subsidiary of the Company, issued 700,000 shares for $120,000 to eight individuals and two corporations. The Company believes that the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering.

During April 1996, the Company issued 1,200,000 shares to six individuals in consideration for $120,000, which included Michael P. Kraft, our chief executive officer, president and director, and Richard J.G. Boxer, a Company director. The Company believes that the transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering.

During May 1997, a stock option was exercised by a former director for 70,000 shares resulting in proceeds to the Company of $14,000. The Company believes that the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering.

From March 2000 through April 2000 the Company issued 5,000,000 shares in consideration for net proceeds of $1,811,872 to various investors outside of the United States. The Company believes that the transaction was exempt from registration pursuant to Regulation S.

From February through March 2000, stock options were exercised by three individuals for 150,000 shares resulting in proceeds of $30,000. The Company believes that the transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an Issuer not involving a public offering.

During April 2001, a stock option was exercised by Michael Kraft, our chief executive officer, president and director, for 100,000 shares resulting in proceeds of $20,000. The Company believes that the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering.

During November 2001, 1,000,000 shares were issued in consideration for $100,000 to one entity. The Company believes that the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering.

During March 2002, 3,700,000 shares were sold in consideration for net proceeds of $365,000 to seven individual investors. The company believes that the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering.

ITEM 8.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following is a list of exhibits to this registration statement:

Exhibit No.

1.1   Certificate of Incorporation
1.2   Bylaws
1.3   Amendment of Articles
5.1 Opinion of Vanderkam & Sanders - as to certain matters
10.1 Acquisition Agreements with Alpha Corporation, dated March 1, 1997
10.2  Acquisition Agreements for CSVL, dated March 5, 1998
10.3  Management Agreement with MPK Inc.
10.4  Amendment No. 1 to Management Agreement
10.5  Amendment No. 2 to Management Agreement
10.6  Stock Purchase Agreement of AlphaCom Corporation
10.7 Amendment to Stock Purchase Agreement of AlphaCom Corporation People's Education Press:
10.8  Master Agreement to Develop, Publish and Sell Product
10.9  Product Agreement #1 - Communications: An Interactive EFL Program
      (Grade 1-6)
10.10  Product Agreement #2 - Junior Reading Training Series
10.11  Product Agreement #3 - Beginning English for Young Learners

Crazy English (Renzhen Group):

10.12  Master Agreement to Develop, Publish and Sell Product
10.13  Product Agreement #1 - English In Business Communications
10.14  Product Agreement #2 - The Out Loud Program

Escrow Agreements
10.15 Performance Escrow Agreement (Form C Escrow Agreement) between Alpha Ventures Inc. (now Lingo Media Inc.), Montreal Trust Company of Canada (Transfer Agent) and Kraft and Sherman Holding Companies (1077431 Ontario Limited and Kraft Investments Corp.) & Kraft and Sherman RRSP's 10.14 Performance Escrow Agreement between Sherman Holding Company (1077431 Ontario Limited), Montreal Trust Company of Canada (Transfer Agent) and Richard Sherman
10.16 Performance Escrow Agreement between Kraft Holding Company (Kraft Investments Corp.), Montreal Trust Company of Canada (Transfer Agent), and Michael P. Kraft & Associates Inc.
23.1   Consent of KPMG, LLP
23.2   Consent of Vanderkam & Sanders, See Exhibit 5.1

ITEM 9.  UNDERTAKINGS.

The registrant hereby undertakes that it will:

     1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement

     a) Include any  prospectus  required by Section  10(a)3) of the  Securities
Act;

     b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     c) Include any additional or changed material information on the plan of distribution.

     2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (ss.239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     6) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    Part II-2

                                 SIGNATURE PAGE

     Pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on August 16, 2002.



                              By  /s/ Michael P. Kraft
                              -----------------------------
                              Name: Michael Kraft
                              Title: Chief Executive Officer
                              and Director

                               By  /s/ Khurram R. Qureshi
                               -----------------------------
                               Name:  Khurram R.Qureshi
                               Title: Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                 Title                                 Date
----------               --------                             --------

/s/ Michael P. Kraft      President, Chief Executive
--------------------      Officer and Board Member          August 16, 2002
Michael P. Kraft

/s/ Khurram R. Qureshi    Chief Financial Officer           August 16, 2002
----------------------
Khurram R. Qureshi

/s/ Richard J. G. Boxer   Board Member                      August 16, 2002
-----------------------
Richard J. G. Boxer

/s/ Richard H. Epstein    Board Member                      August 16, 2002
----------------------
Richard H. Epstein

/s/ Chen Geng             Board Member                      August 16, 2002
-------------
Chen Geng

/s/ Scott Remborg         Board Member                      August 16, 2002
-----------------
Scott Remborg

/s/ Imran Atique          Secretary / Treasurer             August 16, 2002
----------------
Imran Atique